Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Indevus Pharmaceuticals, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Indevus Pharmaceuticals, Inc. and its subsidiaries at September 30, 2008 and September 30, 2007, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP (signed)

Boston, Massachusetts

December 10, 2008

INDEVUS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share data)

	September 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$131,306	$71,142
Restricted cash	5,150	—
Accounts receivable, net	14,512	7,249
Inventories, net	6,179	7,729
Prepaid and other current assets	4,998	4,708

Total current assets	162,145	90,828
Property, plant and equipment, net	9,224	9,771
Inventories, net	—	682
Restricted cash	4,850	—
Goodwill	48,244	48,244
Intangible assets, net	30,855	29,190
Other assets	7,684	4,335

Total assets	$263,002	$183,050

LIABILITIES
Current liabilities:
Accounts payable	$7,338	$4,505
Accrued expenses	16,116	24,704
Accrued interest	2,582	950
Deferred revenue	46,766	21,946
Convertible notes	70,187	75

Total current liabilities	142,989	52,180
Convertible notes	—	68,037
Non-recourse notes	105,000	—
Deferred revenue	142,249	136,515
Other	2,950	656
STOCKHOLDERS’ DEFICIT
Convertible Preferred Stock, $.001 par value, 5,000,000 shares authorized:
Series B, 0 and 239,425 shares issued and outstanding at September 30, 2008 and 2007, respectively	—	3,000
Series C, 0 and 5,000 shares issued and outstanding at September 30, 2008 and 2007, respectively	—	500
Common Stock, $.001 par value, 200,000,000 shares authorized; 78,151,809 and 76,360,039 shares issued and outstanding at September 30, 2008 and September 30, 2007, respectively	78	76
Additional paid-in capital	511,788	498,587
Accumulated deficit	(642,052)	(576,501)

Total stockholders’ deficit	(130,186)	(74,338)

Total liabilities and stockholders’ deficit	$263,002	$183,050

The accompanying notes are an integral part of the consolidated financial statements

INDEVUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

	For the years ended September 30,
	2008	2007	2006
Revenues:
Product revenue	$32,642	$25,033	$26,738
Contract and license fees	45,149	41,034	23,714

Total revenues	77,791	66,067	50,452

Costs and expenses:
Cost of revenues	30,835	14,640	19,692
Research and development	24,964	41,927	43,203
Marketing, general and administrative	75,854	60,185	36,009
Acquired in-process research and development	—	50,000	—
Amortization of intangible assets	2,267	910	—
Restructuring	2,980	—	—

Total costs and expenses	136,900	167,662	98,904

Loss from operations	(59,109)	(101,595)	(48,452)
Investment income	2,692	3,354	3,505
Interest expense	(8,958)	(5,492)	(5,170)
Other	(176)	(93)	(437)

Net loss	$(65,551)	$(103,826)	$(50,554)

Net loss per common share, basic and diluted	$(0.86)	$(1.61)	$(1.02)

Weighted average common shares outstanding, basic and diluted	76,565	64,679	49,411

The accompanying notes are an integral part of the consolidated financial statements.

INDEVUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Dollar amounts in thousands)

	Common Stock		Preferred Stock		Additional Paid-in Capital
	Number of Shares	Par Value Amount	Number of Shares	Amount
Balance at September 30, 2005	47,825,896	$48	244,425	$3,500	$307,435
Public offering of common stock, net of issuance costs of $2,405	8,050,000	8			35,020
Proceeds from exercise of stock options	86,562				(923)
Proceeds from offering of Employee Stock Purchase Plan	68,067				(114)
Dividends on preferred stock					(35)
Stock-based compensation and other	9,931				3,406
Comprehensive loss:
Net loss
Unrealized gain on marketable and equity securities
Total comprehensive loss

Balance at September 30, 2006	56,040,456	56	244,425	3,500	344,789
Issuance of common stock for settlement of contingent stock rights from acquisition of business	19,896,136	20			140,487
Proceeds from exercise of stock options	224,210				908
Proceeds from offering of Employee Stock Purchase Plan	144,459				805
Dividends on preferred stock					(35)
Stock-based compensation and other	54,778				7,365
Convertible notes valuation					4,268
Comprehensive loss:
Net loss
Unrealized gain on marketable and equity securities
Total comprehensive loss

Balance at September 30, 2007	76,360,039	76	244,425	3,500	498,587
Proceeds from exercise of stock options	545,474	1			2,512
Proceeds from offering of Employee Stock Purchase Plan	199,733				704
Dividends on preferred stock	—				(17)
Stock-based compensation and other	424,343				6,503
Conversion of preferred stock	622,220	1	(244,425)	(3,500)	3,499
Comprehensive loss:
Net loss
Unrealized gain on marketable and equity securities
Total comprehensive loss

Balance at September 30, 2008	78,151,809	$78	—	$—	$511,788

The accompanying notes are an integral part of the consolidated financial statements.

INDEVUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT—(Continued)

(Dollar amounts in thousands)

	Accumulated Deficit	Accumulated Other	Treasury Stock		Total Equity	Comprehensive Income (Loss)
		Comprehensive Income (Loss)	Number of Shares	Stockholders’ Amount
Balance at September 30, 2005	(422,121)	(4)	660,607	(4,000)	(115,142)
Public offering of common stock, net of issuance costs of $2,405					35,028
Proceeds from exercise of stock options			(323,376)	2,082	1,159
Proceeds from offering of Employee Stock Purchase Plan			(125,666)	754	640
Dividends on preferred stock					(35)
Stock-based compensation and other			(211,565)	1,164	4,570
Comprehensive loss:
Net loss	(50,554)				(50,554)	(50,554)
Unrealized gain on marketable and equity securities		4			4	4

Total comprehensive loss						$(50,550)

Balance at September 30, 2006	(472,675)	—	—	—	(124,330)
Issuance of common stock for settlement of contingent stock rights from acquisition of business					140,507
Proceeds from exercise of stock options					908
Proceeds from offering of Employee Stock Purchase Plan					805
Dividends on preferred stock					(35)
Stock-based compensation and other					7,365
Convertible notes valuation					4,268
Comprehensive loss:
Net loss	(103,826)				(103,826)	(103,826)
Unrealized gain on marketable and equity securities					—	—

Total comprehensive loss						$(103,826)

Balance at September 30, 2007	(576,501)	—	—	—	(74,338)
Proceeds from exercise of stock options					2,513
Proceeds from offering of Employee Stock Purchase Plan					704
Dividends on preferred stock					(17)
Stock-based compensation and other					6,503
Conversion of preferred stock					—
Comprehensive loss:
Net loss	(65,551)				(65,551)	(65,551)
Unrealized gain on marketable and equity securities					—	—

Total comprehensive loss						$(65,551)

Balance at September 30, 2008	$(642,052)	$—	—	$—	$(130,186)

The accompanying notes are an integral part of the consolidated financial statements.

INDEVUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the years ended September 30,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(65,551)	$(103,826)	$(50,554)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	4,581	1,805	447
Note discount amortization	2,495	1,025	660
Loss on disposal of property and equipment	1,165	—	—
Minority interest in net income of consolidated subsidiary	—	(51)	435
Acquired in-process research and development	—	50,000	—
Inventory impairment	415	1,100	—
Noncash stock-based compensation	6,452	7,330	4,535
Noncash exchange of asset	—	1,100	—
Noncash consideration	—	—	(266)
Impairment and loss on equity securities	—	144	—
Lease abandonment	339	—	—
Changes in assets and liabilities, net of assets and liabilities acquired:
Accounts receivable	(7,263)	(1,708)	(314)
Inventories	1,818	1,842	(3,950)
Prepaid and other assets	272	(1,390)	(1,221)
Accounts payable	2,833	(1,316)	620
Deferred revenue	30,554	30,887	(14,834)
Accrued expenses and other liabilities	(7,863)	4,341	2,743

Net cash (used in) operating activities	(29,753)	(8,717)	(61,699)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,932)	(1,351)	(224)
Purchases of marketable securities	—	—	(5,956)
Purchases of intangible assets	(1,000)	—	—
Proceeds from maturities and sales of marketable securities	—	5,956	16,123
Cash acquired, net of business acquisition costs	—	3,372	—

Net cash (used in) provided by investing activities	(3,932)	7,977	9,943

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	35,028
Net proceeds from issuance of Non-recourse Notes	100,701	—	—
Restricted cash from issuance of Non-recourse Notes	(10,000)	—	—
Maturity of Convertible Notes—2008	(75)	—	—
Proceeds from exercise of stock options and stock issued under employee stock purchase plan	3,223	1,713	1,799

Net cash provided by financing activities	93,849	1,713	36,827

Net change in cash and cash equivalents	60,164	973	(14,929)
Cash and cash equivalents at beginning of period	71,142	70,169	85,098

Cash and cash equivalents at end of period	$131,306	$71,142	$70,169

Supplemental disclosures of cash flow information and noncash transactions:
Issuance of common stock related to acquisition (see Note C)	$—	$140,508	$—
Modification of notes payable (see Note I)	$—	$72,000	$—
Payable to Shire for manufacturing and supply agreement termination (see Note Q)	$3,198	$—	$—
Cash paid for interest	$4,500	$4,500	$4,500

The accompanying notes are an integral part of the consolidated financial statements.

INDEVUS PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Nature of the Business

Indevus is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder (“OAB”), co-promoted with its partner Allergan, Inc. (“Allergan”), VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty (“CPP”), and DELATESTRYL® for the treatment of hypogonadism. The Company markets its products through an approximately 100-person specialty sales force.

The Company’s core urology and endocrinology portfolio contains multiple compounds in development in addition to its approved products. The Company’s most advanced compounds are VALSTARTM for bladder cancer, NEBIDO® for hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly and carcinoid syndrome.

In addition to the Company’s core urology and endocrinology portfolio, there are multiple compounds outside of its core focus area which the Company either currently outlicenses for development and commercialization, or intends to outlicense in the future. These compounds include pagoclone for stuttering for which we recently licensed to Teva Pharmaceutical Industries Ltd. (“Teva”), ALKS 27 for chronic obstructive pulmonary disease (“COPD”) which the Company has been jointly developing with Alkermes, Inc. (“Alkermes”), and aminocandin for systemic fungal infections for which the Company licensed worldwide rights to Novexel S.A. (“Novexel”).

B. Summary of Significant Accounting Policies

Basis of Presentation: The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. For an entity that is not a variable interest entity under FIN 46, “Consolidation of Variable Interest Entities,” the Company’s policy is to consolidate a subsidiary when the Company owns greater than 50% of the voting interest in the subsidiary and/or controls it.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Marketable Securities: The Company invests available cash primarily in short-term bank deposits, money market funds, repurchase agreements, domestic and foreign commercial paper and government securities. Cash and cash equivalents include investments with original maturities of three months or less at date of purchase. Marketable securities consist of investments purchased with maturities greater than three months and are classified as noncurrent if they mature one year or more beyond the balance sheet date and are not considered available to fund current operations. Investments are stated at fair value with unrealized gains and losses included as a component of accumulated other comprehensive income or loss until realized. The fair value of these securities is based on quoted market prices. At September 30, 2008 and September 30, 2007, the Company had no marketable securities.

Accounts Receivable: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. At September 30, 2008 and 2007, the Company has recorded an allowance for doubtful accounts of approximately $222,000, and $241,000, respectively, related to product trade receivables.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist principally of money market funds and marketable securities. The Company places these investments in highly rated financial institutions. These amounts at times may exceed federally insured limits. The Company has not experienced any credit losses in these accounts and does not believe it is exposed to any significant credit risk on these funds. The Company has no foreign exchange contracts, option contracts or other foreign exchange hedging arrangements.

To date, the Company’s revenues have been generated from a limited number of sources. The Company’s revenue was primarily generated pursuant to the Allergan Agreement or predecessor agreements related to SANCTURA and SANCTURA XR (see Note Q). Total revenues generated in accordance with the Allergan Agreement or predecessor agreements were approximately $42,855,000 or 55%, of total revenues in fiscal 2008, $53,728,000, or 81%, of total revenues in fiscal 2007 and $44,937,000, or 89%, of total revenue in fiscal 2006. Allergan also represented approximately 35.5% of accounts receivable at September 30, 2008. The Company believes credit risk associated with Allergan is not significant.

Inventory: Inventories are stated at the lower of cost or market with cost determined under the first in, first out (“FIFO”) method. Included in inventory costs are materials, drug costs, direct labor and manufacturing overheads that include facility costs and indirect manufacturing costs. The Company expenses costs related to inventory until such time as it receives approval from the FDA to market a product, at which time the Company commences capitalization of costs relating to that product.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method based upon the following estimated useful lives:

Manufacturing and office equipment	2 to 7 years
Leasehold improvements	5 to 10 years

Expenses for repairs and maintenance are charged to operations as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged, respectively, to operations.

Goodwill and Other Intangible Assets: The Company’s intangible assets consist of goodwill, VANTAS, the patented HYDRON® Polymer Technology (the “HYDRON Polymer Technology”), and the Shire asset. SFAS 142, Goodwill and Other Intangible Assets, requires that periodic tests of goodwill for impairment be performed and that the other intangibles be amortized over their useful lives unless those lives are determined to be indefinite. SFAS 142 requires that goodwill be tested for impairment under a two-step impairment process at least annually or more frequently whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable.

The Company amortizes the carrying value of the VANTAS and the HYDRON Polymer Technology assets using the straight-line method over useful lives of 14 years for VANTAS and 17 years for the HYDRON Polymer Technology. The Shire intangible asset is being amortized over the remaining term of the original license agreement, which is approximately 6.5 years.

Impairment of Long-Lived Assets: The Company evaluates the recoverability of its long-lived assets when the facts and circumstances suggest that these assets may be impaired. When the Company conducts an evaluation it considers several factors, including operating results, business plans, economic projections, strategic plans and market emphasis. Unrealizable long-lived asset values are charged to operations if the Company’s evaluations indicate that the value of these assets is impaired.

Revenue Recognition: The Company classifies all revenue as product revenue or contract and license fee revenue. Any consideration received in advance of revenue recognition is recorded as deferred revenue. Product revenue consists primarily of revenues from sales of products, royalties and reimbursements for royalties owed by the Company. Product sales are generally recognized as revenue upon the later of shipment or title transfer to the Company’s customers. Sales of SUPPRELIN LA, VANTAS and DELATESTRYL are recorded net of reserves for returns, rebates and allowances. Where chargebacks, insurance reimbursement or refunds cannot be reasonably estimated, revenue is deferred until such amounts are known and recorded as product revenue net of reserves for rebates and allowances. Until October 16, 2007, the effective date of the Amended and Restated License, Commercialization and Supply Agreement with Esprit Pharmaceuticals Inc., which was simultaneously acquired by Allergan, (the “Allergan Agreement”), the Company recorded sales of SANCTURA to its marketing partner as product sales. Subsequent to the Allergan Agreement, the Company determined that the arrangement represented a single unit of accounting and began aggregating all of the proceeds from sales of SANCTURA and SANCTURA XR with all other consideration received from Allergan, recording it all as deferred revenue and recognizing it as contract and license fee revenue using the appropriate revenue recognition model.

Royalty revenue consists of payments received from licensees for a portion of the sales proceeds from products that utilize the Company’s licensed technologies. Royalties are generally reported to the Company in a royalty report on a specified periodic basis and recognized in the period in which the sales of the product or technology on which the royalties are based occurred. If the royalty report for such period is received subsequent to the time when the Company is required to report its results on Form 10-Q or Form 10-K and the amount of the royalties earned is not estimable, royalty revenue is not recognized until a subsequent accounting period when the royalty report is received and when the amount of, and basis for such royalty payments are reported to the Company in accurate and appropriate form and in accordance with the related license agreement.

Contract and license fee revenue consists of sales force subsidies, grants from agencies supporting research and development activities, and contractual initial and milestone payments received from partners, as well as amortization of deferred revenue from contractual payments, and since October 2007, sales of SANCTURA product. The Company’s business strategy includes entering into collaborative license, development, supply and co-promotion agreements with strategic partners for the development and commercialization of the Company’s products or product candidates. The terms of the agreements typically include non-refundable license fees, funding of research and development, payments resulting from the achievement of certain milestones and royalties on net product sales.

Many of the Company’s agreements contain multiple elements and require evaluation pursuant to Emerging Issues Task Force (“EITF”) Issue Number 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Pursuant to EITF 00-21, in multiple element arrangements where the Company has continuing performance obligations, contract, milestone and license fees are recognized together with any up-front payments over the term of the arrangement as the Company completes its performance obligations, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered elements in the arrangement. In the case of an arrangement where it is determined that there is a single unit of accounting, all cash flows from the arrangement are aggregated and recognized as revenue over the term of the arrangement as the Company completes its performance obligations. The Company records such revenue as contract and license fee revenue.

Certain multiple element arrangements include provisions for the Company to participate on various committees, such as steering committees, development committees, and commercialization committees. The Company evaluates the facts and circumstances of the arrangement to determine if its participation is protective of the Company’s interests or if it constitutes a deliverable to be included in the Company’s evaluation of the arrangement under EITF 00-21. Additionally, pursuant to the guidance in Securities and Exchange Commission Bulletin (“SAB”) No. 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected period of the arrangements during which the Company has continuing performance obligations.

The Company has elected to use the proportional performance model to determine recognition of revenue related to multiple element arrangements determined to be single units of accounting where the Company has continuing performance obligations and can estimate the completion of its earnings process. Under the Allergan Agreement, because the Company cannot determine the total amount of expected revenue or the pattern by which it will complete its obligations, all consideration is recognized as contract and license fee revenue using the Contingency-Adjusted Performance Model (“CAPM”). Under this model, when a portion of the consideration under the arrangement is earned, revenue is immediately recognized on a pro-rata basis in the period the Company achieves the milestone based on the time elapsed from inception of the Allergan Agreement to the time the milestone is earned over the estimated performance period of the Allergan Agreement. Thereafter, the remaining portion of the consideration is recognized on a straight-line basis over the remaining estimated performance period of the Allergan Agreement. In other multiple element arrangements where the Company can estimate its expected revenue and measure its completion of the earnings process, the Company utilizes the proportional performance model.

In multiple element arrangements, where the Company has separate units of accounting, revenues from milestone payments are recognized as revenue upon achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. Determination as to whether a milestone meets the aforementioned conditions involves management’s judgment. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as the Company completes its performance obligations.

Debt Issuance Costs: The Company incurs financing costs associated with its issuance of debt securities. The Company amortizes those costs over the contractual or estimated expected life of the related debt issuance to result in a constant rate of interest when applied to the amount outstanding at the beginning or ending period or other methods where the results would not be materially different as set forth in Accounting Principles Board (“APB”) 21, “Interest on Receivables and Payables”, paragraph 15.

Research and Development: Research and development costs are expensed in the period incurred. Included in research and development costs are wages, benefits and other operational costs related to the Company’s research and development department and employees, allocations of facilities costs, material and supplies, external costs of outside contractors engaged to conduct clinical trials and other clinical studies, and costs of consultants.

Advertising: Costs associated with advertising are expensed in the period incurred and are included in marketing, general and administrative expenses.

Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to tax benefit carryforwards and to differences between the financial statement amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized. The Company’s historical losses from operations represent significant negative evidence that indicates the need for a valuation allowance. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset. If it is determined, based on future profitability, that these deferred tax assets are more likely than not to be realized, a release of all, or part, of the related valuation allowance could result in an immediate material income tax benefit in the period of decrease and material income tax provisions in future periods.

Accounting for Stock-Based Compensation: The Company has several stock-based employee compensation plans. On October 1, 2005, the Company adopted SFAS 123R, Accounting for Stock-Based Compensation (“SFAS 123R”). Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. The Company is required to make significant estimates related to SFAS 123R. The Company’s expected stock-price volatility assumption is based on both current implied volatility and historical volatilities of the underlying stock which are obtained from public data sources. For stock option grants issued to non-executives during the fiscal years ended September 30, 2008, 2007 and 2006, the Company used an expected stock-price volatility of 46% to 76%, 46% to 61%% and 65%, respectively. For stock option grants issued to executives during the fiscal years ended September 30, 2008, 2007 and 2006, the Company used a weighted average expected stock-price volatility of 75%, 63% and 73%, respectively. A higher volatility input to the Black-Scholes model increases the resulting compensation expense. The Company also determined the weighted-average option life assumption based on the exercise patterns that different employee groups exhibited historically, adjusted for specific factors that may influence future exercise patterns. For stock option grants made during the fiscal years ended September 30, 2008, 2007 and 2006, the Company used a weighted-average expected option life assumption of 6.0 to 6.5 years, 6.25 to 6.5 years and 6.25 years, respectively, for non-executives. For stock option grants made during the fiscal years ended September 30, 2008, 2007 and 2006, the Company used a weighted-average expected option life assumption of 7.5, 8.0 and 8.0 years for executives. During the fiscal years ended September 30, 2008, 2007 and 2006, the Company recognized, in aggregate, $6,452,000, $7,330,000 and $4,535,000, respectively, in stock based compensation.

Comprehensive Income or Loss: Components of comprehensive income or loss include net income or loss and all other non-owner changes in equity such as the change in the cumulative unrealized gain or loss on marketable securities. The Company presents comprehensive income or loss in its consolidated statements of stockholders’ deficit.

Segment Information: The Company operates in one business segment, drug development and commercialization. The Company follows the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Recent Accounting Pronouncements:

On September 15, 2006, the FASB issued SFAS 157, Fair Value Measurements, which addresses how companies should measure fair value when they are required to do so for recognition or disclosure purposes. The standard provides a common definition of fair value and is intended to make the measurement of fair value more consistent and comparable as well as improving disclosures about those measures. The standard is effective for financial statements for fiscal years beginning after November 15, 2007. This standard formalizes the measurement principles to be utilized in determining fair value for purposes such as derivative valuation and impairment analysis. The Company is still evaluating the implications of this standard, but does not currently expect it to have a significant impact.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

On June 27, 2007, the FASB reached a final consensus on Emerging Issues Task Force Issue 07-3, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). Currently, under FASB Statement No. 2, “Accounting for Research and Development Costs”, nonrefundable advance payments for future research and development activities for materials, equipment, facilities, and purchased intangible assets that have no alternative future use are expensed as incurred. EITF 07-03 addresses whether such non-refundable advance payments for goods or services that have no alternative future use and that will be used or rendered for research and development activities should be expensed when the advance payments are made or when the research and development activities have been performed. The consensus reached by the FASB requires companies involved in research and development activities to capitalize such non-refundable advance payments for goods and services pursuant to an executory contractual arrangement because the right to receive those services in the future represents a probable future economic benefit. Those advance payments will be capitalized until the goods have been delivered or the related services have been performed. Entities will be required to evaluate whether they expect the goods or services to be rendered. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment will be charged to expense. The consensus on EITF 07-03 is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to recognize the effects of applying the guidance in EITF 07-03 prospectively for new contracts entered into after the effective date. The Company does not expect the adoption of EITF 07-03 to have a material effect on its results of operations and financial condition.

On December 12, 2007, EITF 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, or EITF 07-01, was issued. EITF 07-01 prescribes the accounting for collaborations. It requires certain transactions between collaborators to be recorded in the income statement on either a gross or net basis when certain characteristics exist in the collaboration relationship. EITF 07-01 is effective for all of the Company’s collaborations existing after January 1, 2009. The Company is evaluating the impact, if any, this Standard will have on its financial statements.

In December 2007, the FASB issued SFAS 141(R), Business Combinations (“SFAS 141R”). SFAS 141R replaces SFAS 141, Business Combinations (“SFAS 141”). SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply prospectively to business combinations for which the acquisition date is on or after our fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact that SFAS 141R will have on its consolidated financial statements, it will be required to expense costs related to any acquisitions after September 30, 2009.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company has not yet determined the impact that SFAS 160 will have on its consolidated financial statements. SFAS 160 is effective for the Company’s fiscal year beginning October 1, 2009.

In March 2008, the FASB issued SFAS 161, Disclosures About Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 enhances the disclosure requirements for derivative instruments and hedging activities. This Standard is effective January 1, 2009. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect the Company’s financial condition, results of operations or cash flows.

In April 2008, the FASB Staff Position (“FSP”) issued SFAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of FSP SFAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations, and other U.S. generally accepted accounting principles (“GAAP”). FSP SFAS 142-3 is effective for fiscal years beginning after December 15, 2008 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is currently evaluating the effect that the adoption of FSP SFAS 142-3 will have on its results of operation and financial position or cash flows, but does not expect it to have a material impact.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP ABP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its results of operations and financial condition.

C. Valera Acquisition

On April 18, 2007, the Company completed its acquisition of Valera Pharmaceuticals, Inc. (“Valera”). The Company acquired 100% of the outstanding stock of Valera in a tax-free stock-for-stock merger valued at approximately $128,544,000 plus contingent stock rights (“CSRs”) related to three of Valera’s product candidates in development at the time of the Valera Acquisition. At the date of acquisition, each share of Valera common stock was exchanged for 1.1337 shares of Indevus common stock. As a result, approximately 17,693,000 shares of Indevus common stock were issued.

Valera common stockholders received three CSRs for each share of Valera common stock and the option holders who consented to the proposed treatment of such options received three unfunded and unsecured promises to receive shares of Indevus common stock (“CSR Equivalents”). The CSRs convert to $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock upon the FDA approval to market SUPPRELIN LA (treatment for CPP), a biodegradable stent and an octreotide implant (treatment for acromegaly), respectively. The CSRs and CSR Equivalents related to SUPPRELIN LA became payable on May 3, 2007, upon the regulatory approval of SUPPRELIN LA, and 2,251,000 shares of Indevus common stock became issuable. The additional purchase price related to achievement of this milestone was $16,522,000 and was recorded as an increase to goodwill. The remaining CSRs and CSR Equivalents will become payable in shares of Indevus common stock only if the applicable milestones for the biodegradable ureteral stent and octreotide implant are achieved within five years of the closing of the merger. If both remaining CSR milestones are achieved, the Company will issue common stock totaling approximately $40,600,000 in value, which will have the effect of increasing recorded goodwill by an equivalent amount.

The aggregate purchase price pertaining to the Valera acquisition consisted of approximately $140,508,000 of the Company’s common stock and $4,211,000 of transaction costs consisting primarily of fees paid for financial advisory, legal, valuation and accounting services. As of September 30, 2008 and 2007, approximately $347,000 of Indevus Common Stock was owed to those Valera stockholders and option holders who had not converted their SUPPRELIN LA CSRs and CSR Equivalents, respectively.

The Valera acquisition was accounted for under the purchase method of accounting and the results of operations of Valera have been included in the consolidated results of the Company from the acquisition date. The purchase price of the acquisition was allocated to tangible and intangible assets and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price exceeded the amounts allocated to the tangible and intangible assets acquired and liabilities assumed by $48,244,000, which was classified as goodwill. The goodwill is not deductible for tax purposes.

The following table presents the allocation of the purchase price for the acquisition of Valera, including the value of the SUPPRELIN CSRs and CSR Equivalents:

Current assets	$18,084,000
Property and equipment	8,434,000
Intangible assets:
Developed technology	30,100,000
Acquired in-process research and development	50,000,000

Total intangible assets	80,100,000
Goodwill	48,244,000
Other assets	1,227,000
Accrued expenses and other current liabilities	(10,196,000)
Long-term liabilities	(827,000)

Total consideration paid	$145,066,000

Of the $80,100,000 of acquired intangible assets, $50,000,000 was allocated to in-process research and development (“IPR&D”) and was reflected as expense in the fiscal year ended September 30, 2007 because the products to which it relates had not received regulatory approval prior to the acquisition date. The value assigned to IPR&D relates to the following product candidates: SUPPRELIN LA, $24,000,000, the octreotide implant, $14,000,000 and a ureteral stent, $12,000,000. The Company believes that this charge represents a reasonable estimate of the future benefits attributed to the purchased IPR&D. The valuation was determined using an income approach. Cash flows were projected through a date commensurate with management’s expectation of patent protection. The discounted cash flow method was applied to the projected cash flows, adjusted for the probability of success using a discount rate of approximately 22%. The discount rate takes into consideration the uncertainty surrounding successful development and commercialization of the IPR&D. Given the risks inherent in the clinical development and regulatory approval process, it is possible, with the exception of SUPPRELIN LA which was approved in May 2007, that no commercial product will ever result from these product candidates.

The following represents the unaudited pro forma results of the ongoing operations for Indevus and Valera as though the acquisition of Valera had occurred at the beginning of each of the years ended September 30, 2007 and September 30, 2006. As a result, the pro forma financial information for each of the years ended September 30, 2007 and September 30, 2006 includes non-recurring adjustments of $50,000,000 for IPR&D expense and $1,227,000 for stock compensation expense for the acceleration of vesting of Valera stock options. The unaudited pro forma information, however, is not necessarily indicative of the results that would have resulted had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

	September 30, 2007	September 30, 2006
Revenue	$73,239,000	$70,400,000
Net loss	$(123,964,000)	$(115,802,000)
Net loss per common share (basic and diluted)	$(1.63)	$(1.68)

In December 2006, the Company entered into a co-promotion and marketing services agreement with Valera pursuant to which the Company’s sales force and Valera co-promoted VANTAS in the United States. This agreement terminated concurrent with the Company’s acquisition of Valera effective April 18, 2007. The Company recorded approximately $536,000 of revenue pursuant to the agreement in the year ended September 30, 2007.

D. Goodwill and Intangible Assets

The carrying amount of goodwill is $48,244,000 at September 30, 2008 and was recorded in connection with the Valera acquisition and the subsequent conversion of CSRs and CSR Equivalents issued to the former shareholders of Valera relating to FDA approval of SUPPRELIN LA on May 3, 2007.

The Company’s net intangible assets at September 30, 2008 totaled $30,855,000. Approximately $27,204,000 of the Company’s net intangible assets was obtained as a result of the Valera acquisition. In April 2008, the Company entered into an agreement to terminate its existing manufacturing and supply agreement with Shire. In exchange for upfront and installment payments aggregating $5,000,000, the Company is no longer obligated to pay future royalties to Shire. Upon termination of the agreement, the Company capitalized the net present value of the total $5,000,000 payment using a discount rate of 17.5%, resulting in an intangible asset of approximately $3,932,000. The intangible asset is being amortized on a straight line basis from the date of the transaction over the remaining term of the original license agreement, which is approximately 6.5 years (see Note Q). After consideration of the initial $1,000,000 payment, there is approximately $1,077,000 classified as a short-term obligation and $2,121,000 classified as a long-term obligation in the consolidated balance sheet as of September 30, 2008. Approximately $1,068,000 will be accreted through interest expense over the payment term, which is approximately 3 years.

Amortization expense for intangible assets totaled approximately $2,267,000 and $910,000 during the years ended September 30, 2008 and 2007, respectively. The Company did not have any intangible assets and therefore did not record amortization expense for intangible assets during the year ended September 30, 2006. The annual amortization expense for each of the next five years for the intangible assets is expected to be approximately $2,500,000.

E. Inventories

Inventories are stated at the lower of cost or market with cost determined under the first-in, first-out (“FIFO”) method.

The components of inventory at September 30, 2008 and 2007 are as follows:

	September 30, 2008	September 30, 2007
Raw materials	$1,424,000	$771,000
Work in process	3,215,000	4,405,000
Finished goods	1,540,000	3,235,000

	$6,179,000	$8,411,000

All of the Company’s inventories at the balance sheet date relate to commercially approved products: SANCTURA, VANTAS, SUPPRELIN LA and DELATESTRYL. The Company established a reserve for the DELATESTRYL inventory that it believes is in excess of what can be sold before reaching a shelf life limitation and recorded the charge to cost of revenues. The balance of the reserve at September 30, 2008 and 2007 is $1,515,000 and $1,100,000, respectively. The Company has classified $0 and $682,000 of DELATESTRYL inventory, net of the reserve, as noncurrent as of September 30, 2008 and 2007, respectively.

F. Property, Plant and Equipment

At September 30, 2008 and 2007, property, plant and equipment consisted of the following:

	Useful Lives	September 30, 2008	September 30, 2007
Manufacturing and office equipment	2 - 7 years	$6,366,000	$4,373,000
Leasehold improvements	5 - 10 years	6,830,000	6,309,000
Construction in progress		124,000	1,011,000

		13,320,000	11,693,000
Less: accumulated depreciation and amortization		(4,096,000)	(1,922,000)

Property, plant and equipment, net		$9,224,000	$9,771,000

Included in construction in process at September 30, 2008 and 2007 were costs associated with new manufacturing equipment, supply chain management systems and leasehold improvements. These assets will begin to depreciate once they are placed in service or, in the case of the leasehold improvements, once the space is occupied.

Depreciation and amortization expense for property, plant and equipment for the three years ended September 30, 2008, 2007, and 2006 was $2,314,000, $895,000 and $447,000, respectively. Approximately $6,773,000 of the $9,224,000 of net property, plant and equipment as of September 30, 2008 relates to the fair value of property, plant and equipment acquired as part of the Valera acquisition. Approximately $8,148,000 of the $9,771,000 of net property, plant and equipment as of September 30, 2007 relates to the fair value of property, plant and equipment acquired as part of the Valera acquisition. During 2008, the Company recorded a fixed asset impairment charge of approximately $1,068,000 associated with the disposal of capital assets in connection with its restructuring plan.

G. Accrued Expenses

At September 30, 2008 and 2007, accrued expenses consisted of the following:

	September 30, 2008	September 30, 2007
Compensation related	$6,975,000	$5,351,000
Manufacturing and production costs	731,000	2,243,000
Clinical and sponsored research	1,788,000	9,048,000
Sales and marketing	699,000	2,903,000
Professional fees	1,107,000	895,000
Milestone payment	—	1,500,000
Other	4,816,000	2,764,000

	$16,116,000	$24,704,000

H. Commitments

The Company leases its facilities, as well as certain office equipment under non-cancelable operating leases. Rent expense under these leases was approximately $2,952,000, $1,583,000, and $1,188,000 for the years ended September 30, 2008, 2007, and 2006, respectively. Rent expense for fiscal 2007 includes rent expense from Valera leases from the acquisition date of April 18, 2007 to September 30, 2007. The Company leases approximately 125 automobiles for its field sales force. The lease requires a minimum term of 12 months per automobile. Monthly lease expense related to this operating lease is expected to be approximately $60,000. The Company is responsible for certain disposal costs in case of termination. The average term of these leases is approximately three years.

At September 30, 2008, the Company’s future minimum payments under non-cancelable lease arrangements are as follows:

Fiscal Year	Operating Lease
2009	$2,800,000
2010	2,708,000
2011	1,835,000
2012	1,654,000
2013	3,710,000
Thereafter	—

Total Lease Payments	$12,707,000

Pursuant to certain in-licensing arrangements, the Company will owe payments to its licensors upon achievement of certain development, regulatory and licensing milestones. The Company generally cannot predict if or when such events will occur. In particular, the Company will owe Bayer Schering Pharma AG (“BayerSchering”) $5,000,000 if FDA approval of the NDA for NEBIDO is obtained. Additionally, the Company could owe BayerSchering up to $17,500,000 for achievement of certain commercial milestones if NEBIDO is approved for marketing by the FDA.

The BayerSchering Agreement contains certain minimum purchase requirements that would commence after the second year of sales of NEBIDO, upon approval. Such minimums will be determined to be a percent of purchases the Company would make in the second year of sales. After the second year of sales, the Company will be able to determine such minimum purchase requirements.

The Company has a supply agreement for valrubicin, the active ingredient of VALSTAR. The Agreement will expire ten years after the date of the first commercial sale of VALSTAR provided VALSTAR is approved by June 30, 2009. Beginning in the calendar year following the year in which it receives regulatory approval for VALSTAR in the United States, the Company will have annual minimum purchase requirements of $1,000,000. This agreement may be terminated by either party under certain customary conditions of breach, by mutual agreement of the parties, or by Plantex if VALSTAR is not approved by June 30, 2009.

Pursuant to the Teva Agreement, the Company will conduct, and Teva will reimburse expenses for, a Phase IIb study for stuttering. The Company is committed to perform this study and incur approximately $10,000,000 of external expenses over the next two fiscal years for reimbursement (see Note Q).

There remains outstanding CSRs and CSR Equivalents issued by the Company pursuant to Valera acquisition which will become payable in shares of Indevus common stock only if the applicable milestones for the biodegradable ureteral stent and octreotide implant are achieved within five years of the closing of the merger. If both remaining CSR and CSR Equivalent milestones are achieved, the Company will issue common stock totaling approximately $40,600,000 in value.

Pursuant to agreements the Company has with Les Laboratoires Servier, from whom the Company in-licensed rights to Redux, Boehringer Ingelheim Pharmaceuticals, Inc., the manufacturer of Redux, and other parties, the Company may be required to indemnify such parties for Redux-related liabilities.

Guarantees

The Company’s charter provides for indemnification, to the fullest extent permitted under Delaware law, of any person who is made a party to any action or threatened with any action as a result of such person’s serving or having served as one of its officers or directors. The Company has separate indemnification agreements with certain officers, directors and employees. The indemnification obligation survives termination of the indemnified party’s involvement with the Company but only as to those claims arising from such person’s role as an officer or director. The maximum potential amount of future payments that the Company could be required to make under the charter provision and the corresponding indemnification agreements is unlimited; however, the Company has director and officer insurance policies that, in most cases, would limit the exposure and enable the Company to recover a portion of any future amounts paid.

The Company also enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with business partners, contractors, and clinical sites. Under these provisions, the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. However, other than costs and claims related to the market withdrawal of Redux (see Note J), to date there have been no claims to defend or settle related to these indemnification provisions and accordingly, no reserve is currently deemed necessary.

I. Convertible Notes and Non-recourse Notes

Convertible Notes

On August 6, 2007, the Company completed its offer to exchange all $72,000,000 of its outstanding 6.25% Convertible Senior Notes due July 2008 (the “Convertible Notes—2008”), for an equal amount of the Company’s 6.25% Convertible Senior Notes due July 2009 (the “Convertible Notes—2009”) (the “Exchange Offer”). Holders of $71,925,000 of the Convertible Notes—2008 accepted the Exchange Offer. Consequently, the Company has $71,925,000 of the Convertible Notes—2009 as a component of current liabilities as of September 30, 2008. The Convertible Notes—2008 balance of $75,000 was paid in July 2008. The Convertible Notes—2008 and Convertible Notes—2009 are collectively referred to herein as the Convertible Notes.

The terms of the Convertible Notes—2009 and the Convertible Notes—2008 differ as follows:

(i) Maturity Date: The maturity date of the Convertible Notes—2009 is July 15, 2009, which is one year later than the maturity date of the Convertible Notes—2008, which was July 15, 2008. Similar to the Convertible Notes—2008, the maturity date of the Convertible Notes—2009 will continue to be subject to conversion at an earlier date at the discretion of the holders at a conversion price of $6.656 per share, as well as redemption by the Company at its option upon satisfaction of the market-based redemption condition.

(ii) Provisional Redemption Period: The Company cannot redeem the Convertible Notes—2009 in whole or in part at any time prior to July 15, 2008, whereas the Convertible Notes—2008 were redeemable at the Company’s option in whole or in part since July 20, 2006. Similar to the Convertible Notes—2008, the Company’s redemption option under the Convertible Notes—2009 is subject to certain notice requirements and remains subject to a condition related to the current market value of the Company’s common stock. As discussed in (iii) below, this condition has been modified in the Convertible Notes—2009.

(iii) Stock Price Condition for Provisional Redemption: A condition to the Company’s redemption of the Convertible Notes—2009 and the Convertible Notes—2008 is that the current market value of its common stock equals or exceeds a certain threshold for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. Under the Convertible Notes – 2009 this threshold is fixed at $8.50. Under the Convertible Notes—2008 this threshold was 150% of the $6.656 conversion price, or $9.984.

The Company concluded in accordance with ETIF 96-19: Debtors Accounting for a Modification or Exchange of Debt Instruments and EITF 06-6: Debtor’s Accounting for a Modification for a Modification (or Exchange) of Convertible Debt, the exchange of the Convertible Notes—2008 should be accounted for as a modification as opposed to an extinguishment and reissuance as the Convertible Notes—2009 were not deemed to be substantially different from the Convertible Notes—2008. As such, the unamortized existing bond issuance costs of approximately $700,000, as of the date of modification, related to the Convertible Notes—2008 offering, are being amortized through the new term of July 2009. Costs of approximately $100,000 related to issuance of the Convertible Notes—2009 have been expensed as incurred. The Company also concluded that none of the embedded derivatives as defined by FASB 133: Accounting for Derivative Instruments and Hedging Activities require bifurcation from the note payable. These embedded derivatives consist of the conversion feature allowing conversion into the Company’s common stock, the Company’s redemption provision based upon stock price conditions, and the put provision allowing the note holders to force repayment in the event of a change in control. EITF 06-6 also required the Company to calculate the fair value of the conversion feature immediately before and after the conversion. The Company performed a Monte Carlo simulation method to quantify the value of the conversion features immediately before and after the conversion. The result of that valuation indicated an increase in value of the conversion features of $4,267,000. This increase in value was accounted for as a decrease in the carrying value of the Convertible Notes—2009 and an increase in additional paid in capital. Accordingly, the carrying value of the Convertible Notes—2009 was $67,658,000 as of the exchange date and will be accreted to the $71,925,000 face value of the Convertible Notes—2009 over the period from the exchange date through the due date of July 15, 2009. Approximately $2,149,000 was accreted into the Convertible Notes—2009, and reflected as interest expense for the twelve month period ended September 30, 2008.

Non-recourse Notes

On August 26, 2008, the Company closed a private placement to institutional investors of $105,000,000 in aggregate principal amount of 16% non-convertible, non-recourse, secured promissory notes due 2024 (“Non-recourse Notes”). The Non-recourse Notes were issued by Ledgemont Royalty Sub LLC (“Royalty Sub”), a wholly-owned subsidiary of the Company. In connection with the issuance of the Non-recourse Notes, the Company and Royalty Sub entered into a Purchase and Sale Agreement through which the Company sold to Royalty Sub its rights to receive royalty payments from Allergan arising under the U.S. Allergan Agreement for sales in the U.S. of SANCTURA and SANCTURA XR and by a pledge by the Company of all the outstanding equity interest in Royalty Sub. The Non-recourse Notes have not been guaranteed by the Company.

Principal and interest on the Non-recourse Notes issued by Royalty Sub will be repaid solely from the royalties from Allergan. Payments may also be made from the interest reserve account and certain other accounts established in accordance with the Indenture. Principal on the Non-recourse Notes is required to be paid in full by the final legal maturity date of November 5, 2024, unless repaid or redeemed earlier. In the event the Non-recourse Notes are repaid or redeemed prior to November 5, 2024, the noteholders will be entitled to a redemption premium. The interest rate applicable to the Non-recourse Notes is 16% per year and is payable quarterly in arrears commencing on November 5, 2008. These payments will be funded by the quarterly royalty payments received by Royalty Sub from Allergan. Royalty Sub will receive all royalties payable to the Company until the Non-recourse Notes have been repaid in full.

The royalty receipts from Allergan continue to represent consideration for the completion of the Company’s performance obligations under the U.S. Allergan Agreement. Thus, royalty receipts will continue to be recorded as deferred revenue and recognized over the performance period under the CAPM.

In connection with the transaction, a $10,000,000 interest reserve was established to fund potential interest shortfalls, or if none, for repayment of principal due under the notes. Approximately $4,850,000 of this reserve is classified as non-current in the Company’s consolidated balance sheet as of September 30, 2008. These funds came out of the debt proceeds and are restricted.

Deferred financing costs of approximately $4,300,000 were paid by Royalty Sub to complete the transaction. These also came out of the debt proceeds and are included in other assets in the consolidated balance sheet at September 30, 2008. The debt issuance costs are amortized based on the effective interest method over the term of the related debt issuance. The Company determined that the term of the related debt is approximately 6.2 years, based upon the estimated repayment of the Non-recourse Notes. The amortization expense related to the debt issuance costs is included in interest expense on the consolidated statement of operations for the year ended September 30, 2008.

J. Withdrawal of Redux, Legal Proceedings, Insurance Claims, and Related Contingencies

In May 2001, the Company entered into the AHP Indemnity and Release Agreement pursuant to which Wyeth agreed to indemnify the Company against certain classes of product liability cases filed against the Company related to Redux (dexfenfluramine hydrochloride capsules) C-IV, a prescription anti-obesity compound withdrawn from the market in September 1997. This indemnification covers plaintiffs who initially opted out of Wyeth’s national class action settlement of diet drug claims and claimants alleging primary pulmonary hypertension. In addition, Wyeth has agreed to fund all future legal costs related to the Company’s defense of Redux-related product liability cases. Also, pursuant to the agreement, Wyeth has funded additional insurance coverage to supplement the Company’s existing product liability insurance. The Company believes this total insurance coverage is sufficient to address its potential remaining Redux product liability exposure. However, there can be no assurance that uninsured or insufficiently insured Redux-related claims or Redux-related claims for which the Company is not otherwise indemnified or covered under the AHP Indemnity and Release Agreement will not have a material adverse effect on the Company’s future business, results of operations or financial condition or that the potential of any such claims would not adversely affect the Company’s ability to obtain sufficient financing to fund operations. Up to the date of the AHP Indemnity and Release Agreement, the Company’s defense costs were paid by, or subject to reimbursement to the Company from, the Company’s product liability insurers. To date, there have been no Redux-related product liability settlements or judgments paid by the Company or its insurers. In exchange for the indemnification, defense costs, and insurance coverage provided to Indevus by Wyeth, the Company agreed to dismiss its suit against Wyeth filed in January 2000, its appeal from the order approving Wyeth’s national class action settlement of diet drug claims, and its cross-claims against Wyeth related to Redux product liability legal actions.

At September 30, 2008, the Company has an accrued liability of approximately $400,000 for Redux-related expenses, including legal expenses. The amount the Company ultimately pays could differ significantly from the amount currently accrued at September 30, 2008. To the extent the amount paid differs from the amount accrued, the Company will record a charge or credit to the statement of operations.

As of September 30, 2008, the Company had an outstanding insurance claim of approximately $3,300,000, consisting of payments made by the Company to the group of law firms defending the Company in the Redux-related product liability litigation, for services rendered by such law firms through May 30, 2001. The full amount of the Company’s current outstanding insurance claim is made pursuant to the Company’s product liability policy issued to the Company by Reliance Insurance Company (“Reliance”). In October 2001, the Commonwealth Court of Pennsylvania granted an Order of Liquidation to the Insurance Commissioner of Pennsylvania to begin liquidation proceedings against Reliance. In fiscal 2008, the Company received a partial payment of $400,000 from Reliance pertaining to this claim. Based upon discussions with its attorneys and other consultants regarding the amount and timing of potential collection of its claims on Reliance, the Company has recorded a reserve against its outstanding and estimated claim receivable from Reliance to reduce the balance to the estimated net realizable value of $858,000 reflecting the Company’s best estimate given the available facts and circumstances. The amount the Company collects could differ from the $858,000 reflected as a noncurrent insurance claim receivable at September 30, 2008. Subsequent to September 30, 2008, the Company received an additional $300,000 payment. It is uncertain when, if ever, the Company will collect any of its remaining $3,000,000 of claims. If the Company incurs additional product liability defense and other costs subject to claims on the Reliance product liability policy up to the $5,000,000 limit of the policy, the Company will have to pay such costs without expectation of reimbursement and will incur charges to operations for all or a portion of such payments.

K. Stockholders’ Equity

Issuance of shares upon acquisition: In fiscal 2007, the Company completed the Valera acquisition (see Note C). Approximately 19,900,000 shares of common stock were issued as consideration for the acquisition.

Common Stock Offering: In July 2006, the Company completed an underwritten public offering of common stock. The Company issued 8,050,000 shares including 1,050,000 shares to cover underwriter over allotments, at a price to the public of $4.65 per share. Net proceeds, after underwriting commissions and expenses of $2,405,000, was approximately $35,000,000. This offering of common stock was made pursuant to an effective shelf registration statement filed with the SEC on December 28, 2005.

Preferred Stock: The Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of the Company. In fiscal 1993, the Company issued shares of Series B and Series C Convertible Preferred Stock in connection with an agreement with Wyeth. In April 2008, the issued and outstanding 239,425 shares of Series B Convertible Preferred Stock and 5,000 shares of Series C Convertible Preferred Stock converted into 622,220 shares of the Company’s Common Stock.

Treasury Stock: In fiscal 2004, the Company’s Board of Directors approved the repurchase from time to time by the Company of up to 2,500,000 shares of Indevus Common Stock in the open market and the Company repurchased an aggregate of 1,166,000 shares for $7,319,000. As of September 30, 2006, the Company reissued all 1,166,000 of those shares primarily pursuant to its employee stock option and purchase plans.

Other: In addition to the 78,151,809 shares of Common Stock outstanding at September 30, 2008, there were approximately 31,792,000 shares of Common Stock reserved for issuance (“Reserved Common Shares”). Included in the number of Reserved Common Shares are the following: (i) 10,806,000 shares reserved for issuance upon conversion of the Convertible Notes—2009; (ii) 15,986,000 shares issuable upon exercise of outstanding options, performance stock awards and deferred stock units, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option holders if Indevus issues additional securities below certain prices; (iii) 5,000,000 shares of Common Stock reserved for issuance upon conversion of the Company’s authorized but unissued Preferred Stock.

L. Basic and Diluted Loss per Share

During the year ended September 30, 2008, securities not included in the computation of diluted earnings per share, because their exercise price exceeded the average market price during the period were options to purchase 7,363,000 shares of Common Stock at prices ranging from $8.72 to $4.74 with expiration dates ranging up to May 6, 2018. Additionally, during the year ended September 30, 2008, potentially dilutive securities not included in the computation of diluted earnings per share, because they would have an antidilutive effect due to the net loss for the period, were as follows: (i) the Convertible Notes—2009, which are convertible into 10,806,000 shares of Common Stock at a conversion price of $6.656 per share and which are convertible through July 15, 2009; (ii) options to purchase 6,307,000 shares of Common Stock at prices ranging from $1.22 to $4.54 with expiration dates ranging up to September 25, 2018; (iii) unvested restricted stock with service-based vesting criteria of 540,230 shares and unvested restricted stock awards with service and market-based vesting criteria of 640,900 to 1,108,900 contingently issuable shares; (iv) vested deferred stock units with service vesting criteria of 13,000 shares of common stock; and (v) unvested deferred stock units with service vesting criteria of 86,667 shares of common stock.

During the year ended September 30, 2007, securities not included in the computation of diluted earnings per share, because their exercise price exceeded the average market price during the period were options to purchase 1,580,000 shares of Common Stock at prices ranging from $6.93 to $8.72 with expiration dates ranging up to August 9, 2017. Additionally, during the year ended September 30, 2007, potentially dilutive securities not included in the computation of diluted earnings per share, because they would have an antidilutive effect due to the net loss for the period, were as follows: (i) the Convertible Notes, which are convertible into 10,817,000 shares of Common Stock at a conversion price of $6.656 per share and which are convertible through July 15, 2008 with respect to the Convertible Notes—2008 and through July 15, 2009 with respect to the Convertible Notes—2009; (ii) options to purchase 11,218,000 shares of Common Stock at prices ranging from $1.22 to $6.91 with expiration dates ranging up to September 4,

2017; (iii) Series B and C preferred stock convertible into 622,222 shares of Common Stock; (iv) unvested restricted stock with service-based vesting criteria of 237,100 shares and unvested restricted stock awards with service and market-based vesting criteria of 227,650 to 379,500 contingently issuable shares; and (v) unvested deferred stock units with service vesting criteria of 48,000 shares of common stock.

During the year ended September 30, 2006, securities not included in the computation of diluted earnings per share, because their exercise price exceeded the average market price during the period were options to purchase 4,927,874 shares of Common Stock at prices ranging from $5.18 to $20.13 with expiration dates ranging up to September 26, 2016. The Convertible Notes—2008, which prior to the exchange were convertible into 10,817,000 shares of Common Stock at a conversion price of $6.656 per share and which are convertible through July 15, 2008, are also excluded from dilutive earnings per share as they would have been anti-dilutive following the if converted method. Additionally, during the year ended September 30, 2006, potentially dilutive securities not included in the computation of diluted earnings per share, because they would have an antidilutive effect due to the net loss for the period, were as follows: (i) options to purchase 6,965,399 shares of Common Stock at prices ranging from $1.22 to $5.08 with expiration dates ranging up to June 28, 2016 and (ii) Series B and C preferred stock convertible into 622,222 shares of Common Stock and (iii) unvested restricted stock with service-based vesting criteria of 215,900 shares and unvested restricted stock awards with service and market-based vesting criteria of 210,750 to 351,400 contingently issuable shares.

M. Stock Plans and Stock-Based Compensation

Stock Plans

The Company has several stock-based employee compensation plans, including (i) the 1994 Long-Term Incentive Plan (the “1994 Plan”) that expired in 2004; and (ii) the 1998 stock option plan (the “1998 plan”), that expired in 2005. Incentive and non-qualified options granted to employees, officers, directors and consultants pursuant to the 1994 Plan which was outstanding as of the date the 1994 Plan expired may be exercised until cancelled or expired. Under the 2000 Stock Option Plan (the “2000 Plan”), incentive and non-qualified options to purchase 3,500,000 shares may be granted. Under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), incentive and non-qualified options to purchase 9,000,000 shares may be granted. Under the 2000 Plan, the 2004 Plan, and under the 1994 and 1998 Plans prior to their expiration (collectively the “Option Plans”), employees and officers may be granted incentive and nonqualified options and directors and consultants may be granted non-qualified options. Persons who were executive officers or directors of the Company as of the date of adoption of the 1998 Plan were not eligible to receive grants under the 1998 Plan. The duration of each Option Plan is ten years. The term of each grant under the 1994, 2000, and 2004 Plans cannot exceed ten years and the term of each grant under the 1998 Plan cannot exceed seven years.

The Company’s 1995 Employee Stock Purchase Plan (the “1995 Plan”) covers an aggregate of 1,050,000 shares of Common Stock which is offered in one-year offerings. Each offering is divided into two six-month Purchase Periods (the “Purchase Periods”). Stock is purchased at the end of each Purchase Period with employee contributions at the lower of 85% of the closing sale price of the Company’s Common Stock on the first day of an Offering or the last day of the related Purchase Period. The last purchases under the 1995 Plan were made on September 30, 2008, after which the 1995 Plan expired as all shares allowable under the 1995 Plan were issued.

In fiscal 2008, the Company established a new 2008 Employee Stock Purchase Plan (the “2008 Plan”) covering an aggregate of 1,500,000 shares offered in six month offerings. Stock is purchased at the time of each offering with employee contributions at the lower of 85% of the closing sale price of the Company’s Common Stock on the first and last day of the offering. The 2008 Plan was approved by the Company’s Board of Directors on September 25, 2008 and will be proposed to the stockholders for approval at the annual meeting in March 2009.

Stock-Based Compensation

On October 1, 2005, the Company adopted SFAS No. 123R “Accounting for Stock-Based Compensation” (“SFAS 123R”) using the modified prospective method, which results in the provisions of SFAS 123R only being applied to the consolidated financial statements on a going-forward basis (that is, the prior period results have not been restated). Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. Stock-based employee compensation expense, excluding portions related to modifications and restricted stock, was approximately $4,477,000, $4,572,000, and $3,331,000 for the fiscal years ended

September 30, 2008, 2007, and 2006, respectively. Previously the Company had followed APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, which resulted in the accounting for employee share options at their intrinsic value in the consolidated financial statements.

Stock Option and Plan Modifications

During the fiscal years ended September 30, 2008 and 2007, the Board of Directors approved modifications to extend the term of certain outstanding fully-vested stock options, and the Company recorded approximately $554,000 and $530,000, respectively, of noncash compensation expense related to these modifications. Pursuant to FAS 123R, the Company is required to record a charge for the change in fair value measured immediately prior and subsequent to the modification of the stock options. Approximately $1,227,000 of noncash compensation expense was recorded during the fiscal year ended September 30, 2007, due to acceleration of vesting of Valera options on April 18, 2007, in connection with the Valera acquisition.

During the fiscal year ended September 30, 2006, the Board of Directors adopted a modification to the Company’s stock option plans relating to the retirement of employees and directors who are also reporting persons pursuant to Section 16 of the Securities Exchange Act of 1934. This provision stipulates that awards to such persons who retire after meeting certain age and service requirements may have an extended period of time after retirement to exercise options that were vested at the date of retirement. In the fiscal year ended September 30, 2006, the Company recorded $300,000 of noncash compensation expense related to this modification. During the fiscal year ended September 30, 2006, the Board of Directors approved modifications to extend the term of certain outstanding stock options and the Company recorded $472,000 of noncash compensation expense related to these modifications.

Deferred Stock Units

Subject to the discretion of the Compensation Committee of the Board of Directors, on the date following each annual meeting of the stockholders, each non-employee director of the Company may receive annual grants of a number of deferred stock units determined by the Committee at the time of grant based on current market conditions and the fair market value of the Company’s common stock. In accordance with this policy, during fiscal years 2008 and 2007, each of the five non-employee members of the Board of Directors of the Company was granted 10,000 and 8,000, respectively, Deferred Stock Units (“DSUs”) pursuant to the Company’s 2004 Equity Incentive Plan. Compensation expense for these awards is recognized over the three year vesting period and is recorded as a component of general and administrative expense. As such, during the two years ended September 30, 2008 and 2007, $146,000 and $56,000, respectively, of noncash compensation expense related to these DSUs was recognized, respectively. Each DSU represents the right to receive one share of the Company’s common stock. The DSUs vest in three equal annual increments from the date of the grant, and the vested portion of the award is distributable after the earlier of the Director’s retirement from the Board or five years from the date of grant. The Company will recognize the remaining $389,000 of noncash compensation expense related to these DSUs over the remaining vesting period.

Other Stock Award Grants

During fiscal years ended September 30, 2008, 2007 and 2006, the Company granted certain restricted and performance-based common stock awards to the Company’s executive officers pursuant to the Company’s 2004 Equity Incentive Plan. Compensation expense for these awards is recognized over the service period and is recorded as a component of marketing, general and administrative and research and development expense, as appropriate. During the fiscal years ended September 30, 2008, 2007 and 2006, $1,275,000, $945,000 and $432,000, respectively, of noncash compensation expense related to these stock awards was recognized.

Calculation of the fair value of these performance-based common stock awards was determined using a binomial valuation model that utilizes the assumptions shown in the table below. For certain of these stock awards that vest based upon market-based vesting criteria, a Monte Carlo Simulation technique and the lattice model were used to value these awards. Restricted stock awards were valued under the intrinsic value method.

	Fiscal Year Ended September 30, 2008	Fiscal Year Ended September 30, 2007
Expected volatility	89.00%	56.00%
Risk-free interest rate	2.42%	4.78%
Dividend rate	0.00%	0.00%

Stock-Based Compensation

The Company recognized the full impact of its share-based payment plans, including the impact of the charges related to the modifications and restricted stock explained above, in the consolidated statements of income for the fiscal years ended September 30, 2008, 2007 and 2006 under SFAS 123R and did not capitalize any such costs on the consolidated balance sheets, as such costs that qualified for capitalization were not material. In the fiscal years ended September 30, 2008, 2007 and 2006, the Company recorded $6,452,000, $7,330,000 and $4,535,000 of these noncash expenses, respectively. There was no impact in any of the fiscal years ended September 30, 2008, 2007 or 2006, on cash flows from operations, investing or financing activities in connection with the adoption of SFAS 123R. In the fiscal year ended September 30, 2008, the Company allocated $352,000, $1,416,000 and $4,684,000 to cost of goods sold, research and development and marketing, and general and administrative expense, respectively. In the fiscal year ended September 30, 2007, the Company allocated $200,000, $1,438,000 and $5,692,000 to cost of goods sold, research and development and marketing, general and administrative expense, respectively. In the fiscal year ended September 30, 2006, the Company allocated $851,000 and $3,684,000 to research and development and marketing, general and administrative expense, respectively.

Below are the factors used to determine the value of options granted pursuant to SFAS 123R:

	Fiscal Years Ended September 30,
	2008		2007		2006
	Executives	Non-executives	Executives	Non-executives	Executives	Non-executives
Option life	7.5 years	6.0 to 6.5 years	8 years	6.25 to 6.5 years	8 years	6.25 years
Risk-free interest rate	3.60%	2.78% to 3.54%	4.70%	4.38% to 4.98%	4.95%	4.61%
Stock volatility	74.5%	46.2% to 75.5%	62.8%	45.7% to 60.6%	73.0%	65.0%
Dividend rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

As of September 30, 2008, there remained approximately $9,610,000 of compensation costs related to non-vested stock options to be recognized as expense over a weighted average period of approximately 1.49 years.

Presented below is the Company’s stock option activity:

	Stock Options
	Shares	Weighted Average Exercise Price
Outstanding at September 30, 2007	13,303,246	$4.91
Granted	1,670,000	$4.39
Exercised	(545,469)	$4.61
Cancelled	(1,023,017)	$6.05

Outstanding at September 30, 2008	13,404,760	$4.71

Options exercisable at end of period	10,637,283	$4.59

The weighted average fair value of options granted during the twelve months ended September 30, 2008, 2007 and 2006 was $2.35, $4.03, and $3.25, respectively.

At September 30, 2008, stock options were outstanding and exercisable as follows:

Outstanding			Exercisable
Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
3,481,250	3.3 years	$2.21	2,808,814	$2.33
3,517,347	3.8 years	$3.94	3,073,091	$3.86
3,354,329	2.4 years	$6.06	3,153,422	$6.07
3,051,834	7.6 years	$6.98	1,601,956	$7.02

13,404,760	4.2 years	$4.71	10,637,283	$4.59

The aggregate intrinsic value of outstanding options as of September 30, 2008 was $4,054,000, of which $2,967,000 was related to exercisable options. The intrinsic value of options exercised during the fiscal years ended September 30, 2008, 2007 and 2006 was $671,000, $646,000, and $1,431,000, respectively. The intrinsic value of options vested during the fiscal years ended September 30, 2008, 2007 and 2006 was $98,000, $2,043,000, and $1,327,000, respectively. The weighted average contractual life for total options exercisable at September 30, 2008 was approximately 2.9 years. The weighted average contractual life for total options outstanding at September 30, 2008 was approximately 4.2 years.

Presented below is the Company’s restricted stock and performance award activity:

	Restricted Stock Awards		Performance Awards
	Service-Based		Service and Market-Based
	Shares	Weighted Average Grant Date Fair Value	Share Range			Weighted Average Grant Date Fair Value
Nonvested at September 30, 2006	215,900		210,750	to	351,400
Granted	50,000	$6.32	45,000	to	75,000	$5.88
Vested	—		—		—
Forfeited	(28,800)		(28,100)		(46,900)

Nonvested at September 30, 2007	237,100		227,650	to	379,500
Granted	495,160	$2.80	484,420		807,330	$2.56
Vested	(141,400)		—		—
Forfeited	(50,630)		(61,800)		(103,000)

Nonvested at September 30, 2008	540,230		650,270		1,083,830

The aggregate intrinsic value of restricted stock awards with service-based vesting outstanding at September 30, 2008 was $1,810,000. The value of performance awards with service and market-based vesting criteria ranged from $2,147,000 to $3,715,000 at September 30, 2008. At September 30, 2008, there remained approximately $2,523,000 of compensation expense related to restricted stock and performance awards to be recognized as expense over approximately 3.0 years.

N. Restructuring

On June 30, 2008, the Company announced a restructuring of its operations to more appropriately align its cost structure to revenue projections and development opportunities. During fiscal 2008, the Company recorded charges, aggregating $2,980,000 related to the restructuring plan. The charges incurred include: (i) separation costs of approximately $1,780,000 and (ii) asset impairment charges and other non-cash charges of approximately $1,200,000 associated with the disposal of capital assets. The accrued restructuring balance was approximately $713,000 as of September 30, 2008, consisting primarily of unpaid separation costs, which are expected to be paid by June 30, 2009.

The following table summarizes the charges and spending during fiscal 2008 relating to the restructuring plan:

Separation Costs
Balance at June 30, 2008	$2,313,000
Payments	(1,100,000)
Estimate revisions	(500,000)

Balance at September 30, 2008	$713,000

The Company records restructuring activities in accordance with SFAS 144, Accounting for the Impairment and Disposal of Long-Lived Assets and SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

O. Income Taxes

The provision for income taxes for the fiscal years ended September 30, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
Current tax expense (benefit):
Federal	$—	$—	$—
State	—	—	—
Deferred tax expense:
Federal	20,295,000	20,245,000	14,841,000
State	2,942,000	2,677,000	682,000
Change in Valuation Allowance	(23,237,000)	(22,922,000)	(15,523,000)

	$—	$—	$—

The Company files consolidated tax returns. For each of the years ended September 30, 2008, 2007 and 2006, the Company’s United States Federal statutory tax rate was 34% and its effective tax rate was 0%, 0%, and 0%, respectively. The Company’s effective tax rate varies from its statutory tax rate for the years ended September 30 principally due to the following:

Fiscal Years Ended September 30,	2008	2007	2006
U.S. statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes	(4.4)	(2.6)	(1.4)
Permanent differences	—	17.3	2.9
Credit generation	—	(2.5)	1.3
Expiration of credit	1.1	0.5	0.5
Valuation allowance	37.3	21.3	30.7

	—%	—%	—%

Included in the effective tax rate for the year ended September 30, 2007 is the permanent difference that resulted from the $50,000,000 in process research and development charge related to the Company’s acquisition of Valera, which is not deductible for tax purposes. Under EITF 96-7, “Accounting for Deferred Taxes on In-Process Research and Development Activities Acquired in a Purchase Business Combination,” a deferred tax liability was not recorded in the initial purchase accounting for in-process research and development.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to tax benefit carryforwards and to differences between the financial statement amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized. The Company’s historical losses from operations represent significant negative evidence that indicates the need for a valuation allowance. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset. If it is determined, based on future profitability, that these deferred tax assets are more likely than not to be realized, a release of all, or part, of the related valuation allowance could result in an immediate material income tax benefit in the period of decrease and material income tax provisions in future periods.

At September 30, 2008 and 2007, the significant components of the Company’s deferred taxes consisted of the following:

	2008	2007
Assets
Federal and state net operating loss carryforwards	$130,609,000	$122,288,000
Federal and state tax credit carryforwards	13,375,000	13,451,000
Capital loss carryforwards	13,335,000	15,772,000
Accrued expenses	14,647,000	12,802,000
Investment in CPEC LLC	4,640,000	5,697,000
Deferred revenue	58,920,000	44,004,000
Liabilities
Purchase accounting	(10,882,000)	(12,607,000)
Valuation allowance	(224,644,000)	(201,407,000)

Net deferred tax asset	$—	$—

At September 30, 2008, the Company had consolidated Federal net operating loss carryforwards of approximately $353,523,000, which expire at various dates from 2018 through 2027, and consolidated state tax net operating loss carryforwards of approximately $230,696,000, which expire at various dates from 2008 through 2015. At September 30, 2008, the Company had approximately $8,203,000 of Federal tax credit carryforwards, which expire at various dates through 2027, and approximately $5,301,000 of state tax credit carryforwards, which expire at various dates through 2023. In addition, the Company had Federal capital loss carryforwards of approximately $34,835,000, which expire at various dates through 2012. Approximately $20,437,000 of the net operating loss carryforwards available for federal income tax purposes relate to exercises of non-qualified stock options and disqualifying dispositions of incentive stock options, the tax benefit from which, if realized, will be credited to additional paid-in capital. Pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, use of the Company’s historical net operating loss and tax credit carryforwards may be subject to annual limitations due to a change in ownership of more than 50%.

On April 17, 2007, the Company completed a merger with Valera. For tax purposes, this merger was treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. As a result, Valera’s tax basis and tax attributes remained unchanged and transferred to the Company. Included in these tax attributes were Federal net operating loss carryforwards of approximately $43,245,000, state tax net operating loss carryforwards of approximately $38,198,000, Federal tax credit carryforwards of $1,704,000 and state tax credit carryforwards of $647,000. At the date of acquisition, Valera’s net deferred tax asset was approximately $20,590,000 immediately prior to the Company’s recognition of $13,574,000 of deferred tax liabilities related to the basis differences related to the acquired intangible assets and other purchase accounting adjustments. In accordance with SFAS 109, “Accounting for Income Taxes” and SFAS 141, “Business Combinations,” the Company recorded such deferred tax liabilities in accounting for the acquisition, and recorded an incremental valuation allowance of $7,016,000. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, use of Valera’s net operating loss carryforwards as of April 17, 2007 are subject to an annual limitation of $4,700,000 due to a change in ownership of more than 50%.

The Company adopted FIN 48 on October 1, 2007. The implementation of FIN 48 did not have a material impact on the Company’s consolidated financial statements or results of operations. The Company does not have any unrecognized tax benefits. As of September 30, 2008, the Company had federal and state net operating loss carryforwards and federal and state research and development (“R&D”) credit carryforwards, which may be available to offset future federal and state income tax liabilities. The Company has not completed a formal R&D credit study, however, no amounts related to R&D credit carryforwards are being presented as an uncertain tax position under FIN 48.

The Company files tax returns in the U.S. Federal jurisdiction and in various state and local jurisdictions. The Company currently does not have any federal, state or local audits in progress. With limited exceptions, the Company is no longer subject to federal, state or local examinations for years prior to 2004, however, carryforward attributes that were generated prior to 2004 may still be adjusted upon examination by state or local tax authorities if they either have been or will be used in a future period.

The Company will recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. This policy did not change as a result of the adoption of FIN 48. For the year ended September 30, 2008, the Company did not recognize any accrued interest and penalties in its consolidated statement of operations or its consolidated balance sheet.

P. Related Party Transactions

The Company’s Corporate Secretary is not a director, executive officer or employee of the Company, but is merely a statutory officer. The Company has engaged a law firm to provide legal and other consulting services and the Company’s Corporate Secretary is associated with such law firm. Total amounts due or paid pursuant to the arrangement with such law firm were approximately $395,000, $858,000, and $357,000 in fiscal 2008, 2007 and 2006, respectively.

Q. Product Agreements

SANCTURA and SANCTURA XR

Allergan/Esprit

In September 2007, the Company entered into an Amended and Restated License, Commercialization and Supply Agreement with Esprit, which re-defined the obligations of each party and superseded all previous agreements, (the “Allergan Agreement”). On October 16, 2007, the effective date of the Allergan Agreement, Allergan also acquired Esprit resulting in Esprit being a wholly-owned subsidiary of Allergan. Upon effectiveness of the Allergan Agreement, the Company received an up-front license fee, partially creditable by Allergan against future payments to the Company, of $25,000,000, and $8,000,000 as payment of the supply price for future deliveries of SANCTURA XR, subject to purchase orders issued by Allergan. The Allergan Agreement also grants the Company the right to receive a fixed percentage of net sales for the term of this Agreement, subject to increasing annual minimum royalties aggregating up to approximately $123,000,000 for the first seven years of this Agreement, provided there is no product adverse event, as defined in the Allergan Agreement. Commencing January 1, 2010, or earlier in the case of generic competition, Allergan has the right to reduce, subject to quarterly and annual restrictions, royalty payments by $20,000,000. In addition, the Company received approximately $9,000,000 in annual sales force subsidy in fiscal year 2008 and extended its copromotion through December 31, 2008 and subsequently has extended its copromotion to March 31, 2009 at an annual rate of approximately $9,000,000. The Company may also receive a payment of $20,000,000 related to a long-term commercialization milestone related to generic competition. Lastly, all third-party royalties paid by the Company as a result of existing licensing, manufacturing and supply agreements associated with sales of SANCTURA and SANCTURA XR as of October 16, 2007 will be reimbursed to the Company by Allergan. Pursuant to the Allergan Agreement, on August 13, 2008, Allergan assumed responsibility to manufacture SANCTURA XR for its use (the “Processing Assumption Date”), and the Company assigned to Allergan certain agreements and purchase orders relating to the manufacture SANCTURA XR. The Company manufactured and supplied SANCTURA XR to Allergan at its cost through the Processing Assumption Date and will manufacture and supply SANCTURA through September 30, 2012. The Allergan Agreement expires on the later of the twelfth annual anniversary of the launch of SANCTURA XR or the last to expire patent covering SANCTURA XR in the United States. Either party may also terminate the Allergan Agreement under certain customary conditions of breach.

In August 2008, the Company assigned its rights to receive a fixed percentage of net sales and $20,000,000 related to a long-term commercialization milestone related to generic competition to investors pursuant to the Company’s private placement of Non-recourse Notes (see Note I).

The Allergan Agreement superseded all previous agreements with Esprit or its predecessors pertaining to SANCTURA and SANCTURA XR.

Commencing on the effective date of the Allergan Agreement, the Company began recognizing the deferred revenue balances that existed on the effective date and the upfront license payment of $25,000,000 on a straight-line basis over the approximately 5 year obligation period of the agreement. All subsequent payments received from Allergan during the 5 year obligation period of the agreement, including royalties, sales force reimbursement and product revenues, will be recognized using the CAPM. All payments received after the 5 year obligation period of the agreement will be recognized as revenue when earned, provided that there are no remaining obligations.

In May 2008, together with Madaus, the Company also licensed to Allergan the exclusive right to develop, manufacture, and commercialize SANCTURA XR in Canada. In exchange, the Company received an upfront payment of $7,000,000 and could receive milestone payments totaling $2,000,000 upon achievement of certain sales thresholds. In addition, third-party royalties owed by the Company on net sales in Canada will be reimbursed by Allergan. This agreement will expire after the later of the expiration of the last applicable patent or our third party royalty obligation, after which Allergan will have a fully-paid license. The $7,000,000 payment represents the aggregate amounts paid to the Company pursuant to this Agreement through September 30, 2008. Additionally, either party may terminate this agreement under certain customary conditions of breach.

All consideration received from Allergan during the term will be recognized using the CAPM.

Esprit/PLIVA

In April 2004, the Company entered into a license, commercialization and supply agreement with PLIVA d.d. (“PLIVA”) through its specialty-branded subsidiary, Odyssey, for the U.S. commercialization of SANCTURA for OAB (the “SANCTURA Agreement”). In May 2005, the Company, PLIVA and Esprit entered into an Amendment and Consent Agreement (the “Amendment and Consent Agreement”), which became effective as of July 1, 2005, pursuant to which the Company amended certain provisions of the SANCTURA Agreement and consented to the acquisition by Esprit of the rights to market SANCTURA in the U.S. from PLIVA and the assumption by Esprit of PLIVA’s obligations under the SANCTURA Agreement.

Commencing July 1, 2005, the effective royalty rates increased and the Company became entitled to annual minimum royalties of $5,625,000, $7,875,000, and $10,500,000 for the first three years of the Amendment and Consent Agreement, respectively. Third-party royalties paid by the Company as a result of existing licensing, manufacturing and supply agreements associated with sales of SANCTURA and SANCTURA XR were also reimbursed to the Company. Additionally, the annual sales force subsidy was increased to $8,750,000 through December 31, 2007. Further, Esprit would not be subject to minimum detail and sales force requirements. The Company recorded all royalties and reimbursements of third party royalties as product revenue and sales force reimbursements as contract and license fee revenue when earned.

Through October 15, 2007, the Company recognized as contract and license fee revenue the amortization of these payments under the contingency-adjusted performance model over the estimated term of the SANCTURA Agreement of twelve years. Sales of SANCTURA to the Company’s marketing partners were recorded as product revenue.

Collectively through September 30, 2008 and pursuant to all agreements between the Company and PLIVA, Esprit and Allergan, the Company has received approximately $364,000,000 in the form of up front and milestone payments, royalties, sales force reimbursements and payments for product shipped to the Company’s marketing partners at its cost to manufacture.

Madaus

In November 1999, the Company entered into an agreement with Madaus under which the Company licensed exclusive rights under Madaus’ patents and know-how to develop and market certain products, including SANCTURA in the United States. In exchange for these rights, the Company agreed to pay Madaus potential regulatory and sales milestone payments and royalties on net sales of the licensed products or, if sublicensed by the Company, a portion of royalties received from its sublicensee on net sales of the licensed product by the sublicensee, in lieu of royalty payments. The Company is responsible for all clinical development and regulatory activities and costs related to licensed products in the United States. The agreement expires on the tenth annual anniversary of the launch of SANCTURA XR provided either party may also terminate this agreement under certain customary conditions of breach. The term of the agreement continues for ten years from the first commercial sale of each licensed product, after which the license is fully paid for that licensed product. In December 2002, the Company entered into a manufacturing agreement with Madaus under which Madaus produces and sells to the Company commercial quantities of SANCTURA in bulk form.

In November 2006, the Company entered into (i) a License and Supply Agreement and (ii) an amendment to its original license agreement with Madaus (collectively, the “Madaus Agreements”). Under the Madaus Agreements, the Company agreed to (a) purchase from Madaus all required trospium active pharmaceutical ingredient for production of SANCTURA XR through November 2007, (b) license Madaus the rights to sell SANCTURA XR in all countries outside of the U.S. (the “Madaus Territory”) except Canada, Japan, Korea and China (the “Joint Territory”), (c) pay to Madaus a fee based on the number of capsules of SANCTURA XR sold by the Company in the U.S. through the earlier of August 23, 2014 or upon generic formulations achieving a predetermined market share, (d) supply SANCTURA XR to Madaus for a specified period of time, (e) provide development committee support for a defined period, and (f) provide future know-how to Madaus. In exchange, Madaus (a) waived all rights to manufacture SANCTURA XR, (b) will purchase SANCTURA XR from the Company at cost plus a fee based on the number of SANCTURA XR capsules sold in the Madaus Territory, and (c) will make payments upon the achievement of certain commercial milestones and royalties based on future sales of SANCTURA XR in the Madaus Territory. Certain of the milestone and royalty payments the Company will receive represent royalty and milestone payments due to Supernus from Indevus under the Supernus Agreement. The Company and Madaus will share the economics of development and commercialization in the countries in the Joint Territory. If either party decides not to pursue development and commercialization of SANCTURA XR in any country in the Joint Territory, the other party has the right to develop and commercialize SANCTURA XR in that country. Madaus is also due a portion of royalties the Company receives for SANCTURA and SANCTURA XR subject to a minimum of 4% of net sales, which is offsetable by any third party royalties owed by the Company. There is $1,200,000 of potential additional milestone payments due to us, from Madaus, pursuant to these agreements. As of September 30, 2008 the Company had received $700,000 from Madaus under the Madaus Agreement for SANCTURA XR. The term of the Madaus Agreement for SANCTURA XR extends until the expiration, on a country-by-country basis, of all royalty obligations owed to the Company from Madaus which ceases upon the last to expire applicable patent in the Madaus territory. Either party may also terminate this agreement under certain customary conditions of breach.

The Madaus Agreements have been combined for accounting purposes and the Company evaluated the multiple deliverables in accordance with the provisions of EITF 00-21. The Company was unable to demonstrate that the delivered items had stand alone value or that the undelivered elements had verifiable objective evidence of fair value, and thus concluded that the arrangement represented a single unit of accounting. Initially, upon execution of the Madaus Agreements, the Company was unable to determine the term of its obligation to provide future know-how to Madaus. Subsequent to the Allergan Agreement, the Company reevaluated this performance obligation and determined that it was analogous to its performance obligation to provide know-how to Allergan. Per the Allergan Agreement, the Company’s know-how obligations are expected to cease no later than September 30, 2012. Accordingly, the Company will recognize all payments received from Madaus through September 30, 2012 using the CAPM and will reflect the recognition of such payments as contract and license fee revenue over the approximately 6-year performance period. All payments received after the approximately 6-year performance period will be recognized as revenue when earned. In addition, the Company has evaluated its payments to be made to Madaus under the Madaus Agreements in accordance with the provisions of EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, and has determined that it is receiving a separable benefit for each payment and each benefit has objective evidence of fair value. Through September 30, 2008, the Company has paid Madaus approximately $33,400,000 pursuant to these agreements. There are no other milestones due pursuant to all Madaus Agreements.

Supernus

In March 2003, the Company signed a development and license agreement with Supernus under which Supernus developed SANCTURA XR and granted exclusive, worldwide rights under Supernus-related patents and know-how to the Company. The agreement includes potential future development and commercialization milestone payments from the Company to Supernus, including royalties based on sales of SANCTURA XR, and potential future development and commercialization milestone payments for up to an aggregate of $2,400,000 pertaining to the launch of SANCTURA XR in certain geographic areas. In addition, the agreement includes potential future development and commercialization milestone payments for up to an aggregate of $4,500,000 pertaining to the launch of new formulations and over-the-counter products. The Company is responsible for all development costs and the commercialization of SANCTURA XR under this agreement. This agreement continues until the earlier of, in any particular country, (i) the last date on which the manufacture, use or sale of licensed product in such country would infringe a valid claim of a licensed patent in such country but for the license granted by the agreement; or (ii) 12 years from the date of first commercial sale of licensed product in such country. Either party may also terminate this agreement under certain customary conditions of breach or by mutual consent. As of September 30, 2008 the Company has paid approximately $5,600,000 to Supernus pursuant to the agreement.

Helsinn Chemicals SA and Helsinn Advanced Synthesis SA

In November 2006, the Company entered into the API Supply Agreement with Helsinn Chemicals SA and Helsinn Advanced Synthesis SA (“Helsinn”) (the “Helsinn Agreement”) whereby Helsinn agreed to supply trospium active pharmaceutical ingredient to the Company. Trospium active pharmaceutical ingredient is used in the production of SANCTURA XR and ALKS 27. The term of the Helsinn Agreement is seven years and contained certain minimum purchase requirements which would cease after the Company purchased a certain aggregate quantity based on the current supply price. As of September 30, 2008, the Company has paid approximately $1,900,000 to Helsinn pursuant to this agreement. This minimum purchase requirement has been transferred to Allergan pursuant to the Processing Assumption Date. Either party may also terminate this agreement under certain customary conditions of breach, and the Company may terminate the agreement if regulatory actions prohibit or materially restrict the manufacture, sale or use if the product in the United States. While retaining rights under this agreement, the Company also assigned certain rights and obligations under this agreement to Allergan, including the minimum purchase requirements, pursuant to the Processing Assumption Date.

Catalent Pharma Solutions, Inc.

In September 2007, the Company entered into a Manufacturing and Supply Agreement with Catalent Pharma Solutions, Inc. (now Catalent Pharma Solutions, LLC) (“Catalent”), to manufacture SANCTURA XR bulk capsules and to package them in bottles for sale and blister packages to be used as samples in the United States. In August 2008, pursuant to the Processing Assumption Date, Allergan entered into a separate agreement to manufacture and package SANCTURA XR, and the Company entered into a new agreement to manufacture SANCTURA XR bulk capsules. The agreement with Catalent terminates in September 2012, subject to earlier termination by either party under certain customary conditions of breach. The Company may terminate this agreement at any time if regulatory actions prohibit or materially restrict the manufacture, sale or use of the product in the United States.

The Company supplies Catalent the active pharmaceutical ingredient used to manufacture the SANCTURA XR capsules sold to Madaus.

VANTAS

The Population Council

The Company markets its products utilizing the Hydron Polymer Technology pursuant to its agreement with the Population Council. Subject to earlier termination by either party under certain customary conditions of breach, the term of the agreement is the shorter of twenty-five years from October 1997 or until the date on which The Population Council receives approximately $40,000,000 in payments from the Company. The Company is required to pay to The Population Council 3% of its net sales of VANTAS and any polymer implant containing an LHRH analog. The Population Council is also entitled to receive royalties ranging from 0.5% of net sales to 4% of net sales under certain conditions. The Population Council is entitled to 30% of certain profits and payments in certain territories received by the Company from the licensing of VANTAS or any other polymer implant containing an LHRH analog and 5% for other implants.

Shire Pharmaceuticals Group plc

Until April 2008, the Company had been marketing VANTAS pursuant to a license agreement and a related manufacturing and supply agreement with Shire plc (“Shire”). Royalties were payable to Shire for ten years from the date of the first commercial sale of VANTAS in November of 2004, and the Company was paying Shire approximately 2% of net sales of VANTAS. In April 2008, the Company entered into an agreement to terminate its manufacturing and supply agreement with Shire related to VANTAS. Under this termination agreement, Shire relinquished its right to receive royalties on net sales of VANTAS or a percentage of royalties and other consideration received by the Company relative to a sublicense of VANTAS selling and marketing rights granted by Shire. In exchange, the termination agreement provided for the Company to pay Shire a total of $5,000,000 consisting of an immediate payment of $1,000,000 and the balance of $4,000,000 in three annual installments commencing in January 2009. The Company capitalized the net present value of the total $5,000,000 payment using a discount rate of 17.5%, resulting in a $3,932,000 intangible asset. The intangible asset is being amortized from the date of the transaction over the remaining term of the original license agreement, which is approximately 6.5 years. After consideration of the $1,000,000 payment, there is approximately $1,077,000 classified as a short-term obligation and $2,121,000 classified as a long-term obligation in the consolidated September 30, 2008 balance sheet. This remaining obligation will be accreted up to its face value over the payment term through charges to interest expense.

Orion Corporation

In April 2008, the Company entered into a License, Supply and Distribution Agreement with Orion Corporation (“Orion”) granting Orion the rights to market VANTAS throughout Europe as well as in certain other countries. VANTAS is currently approved for the treatment of advanced prostate cancer in Denmark, the United Kingdom and other European countries. VANTAS is currently undergoing the mutual recognition procedure for further European approvals. The Company received a $7,000,000 up-front payment and could receive certain additional contingent payments related to approvals and sales thresholds aggregating up to $14,000,000. The $7,000,000 payment represents the aggregate amounts paid to the Company pursuant to this Agreement through September 30, 2008. Additionally, the Company has agreed to supply VANTAS to Orion at a pre-determined transfer price subject to annual minimum purchase requirements beginning in 2009. The agreement expires in April 2023, subject to earlier termination by either party under certain customary conditions of breach. The Agreement will automatically renew for one-year periods at a time, subject to the right of either party to terminate the agreement at any time effective at the end of the initial 15-year term or any subsequent one-year renewal period thereafter with at least six months prior written notice to the other party. Commencing on the first sale of product to Orion, the Company will recognize the $7,000,000 up-front payment as revenue over the 15-year term of the agreement in accordance with the proportional performance method using the minimum supply quantities to estimate completion of the earnings process. Expected performance will be assessed quarterly to incorporate changes in estimates and payments received.

DELATESTRYL

Savient

In January 2006, the Company acquired DELATESTRYL, an injectable testosterone therapy for the treatment of hypogonadism, from Savient. Under the terms of the acquisition, the Company is obligated to pay royalties to Savient for three years from January 2008 based upon the cumulative net sales of DELATESTRYL. Through September 30, 2008, the Company has paid approximately $6,600,000 to Savient in connection with this arrangement.

NEBIDO

BayerSchering

In July 2005, the Company licensed exclusive U.S. rights from BayerSchering to market NEBIDO, a long-acting injectable testosterone preparation for the treatment of hypogonadism (the “BayerSchering Agreement”). The Company is responsible for the development and commercialization of NEBIDO in the United States. BayerSchering is responsible for manufacturing and supplying the Company with finished product. The Company agreed to pay to BayerSchering up to $30,000,000 in up-front, regulatory milestone, and commercialization milestone payments, including a $7,500,000 up-front payment paid in August 2005 and a $5,000,000 payment due upon approval by the FDA to market the product. Through September 30, 2008, the Company has paid in aggregate approximately $9,500,000 under this agreement. The Company also agreed to pay to BayerSchering 25% of net sales of NEBIDO to cover both the cost of finished product and royalties. This agreement extends to ten years from the first commercial sale of NEBIDO. Either party may also terminate this agreement under certain customary conditions of breach, and BayerSchering may terminate this agreement if there was a change in control of Indevus, as defined in the agreement.

In October 2006, the Company entered into a supply agreement with BayerSchering under which the Company finalized terms of its July 2005 license for the manufacture and the supply of NEBIDO from BayerSchering. Pursuant to the terms of this agreement, BayerSchering agreed to manufacture and supply the Company with all of its requirements for NEBIDO for a supply price based on net sales of NEBIDO. The supply price is applied against the 25% of net sales owed to BayerSchering pursuant to the BayerSchering Agreement. This agreement expires ten years from the first commercial sale of NEBIDO.

VALSTAR

Plantex

The Company has a supply agreement with Plantex USA Inc. (“Plantex”), whereby Plantex will supply the Company with the active pharmaceutical ingredient for VALSTAR called Valrubicin. The Agreement will expire ten years after the date of the first commercial sale of VALSTAR provided VALSTAR is approved by June 30, 2009. Beginning in the calendar year following the year in which it receives regulatory approval for VALSTAR in the U.S., the Company will have annual minimum purchase requirements of $1,000,000. This agreement may be terminated by either party under certain customary conditions of breach, by mutual agreement of the parties, or by Plantex if Valrubicin is not approved by June 30, 2009.

PAGOCLONE

Sanofi-aventis

In February 1994, the Company licensed from Rhone-Poulenc Rorer, S.A., now sanofi-aventis, (“sanofi-aventis”), exclusive, worldwide rights for the manufacture, use and sale of pagoclone under patent rights and know-how related to the drug, except that the Company granted sanofi-aventis an option to sublicense, under certain conditions, rights to market pagoclone in France. In exchange, the Company paid sanofi-aventis a license fee and agreed to make milestone payments based on clinical and regulatory developments, and to pay royalties based on net sales through the expiration of the composition of matter patent. If sublicensed, the Company would pay to sanofi-aventis a portion of receipts from the sublicensee in lieu of payments. Under the terms of the agreement with sanofi-aventis, the Company is responsible for all costs of developing, manufacturing, and marketing pagoclone. This agreement expires with respect to each country upon the last to expire applicable patent. Additionally either party may also terminate this agreement under certain customary conditions of breach. Through September 30, 2008, the Company has paid approximately $3,800,000 pursuant to this agreement. The Company would owe an additional $5,500,000 if the Company successfully achieves remaining development milestones, as well as royalties on net sales or a percentage of royalties it receives if the product is sublicensed.

Teva

In September 2008, the Company entered into a development, license and commercialization agreement with Teva Pharmaceutical Industries Ltd. (“Teva”) for the exclusive, worldwide rights to pagoclone (the “Teva Agreement”). Under the terms of the Teva Agreement, the Company will conduct, and Teva will reimburse expenses for, a Phase IIb study for stuttering.

Following the completion of a successful Phase IIb study, the Teva Agreement provides for the parties to share equally development and marketing costs and future profits for the U.S., and the Company would receive certain potential milestone payments. Under certain circumstances, either party may convert the Teva Agreement from the equal sharing arrangement to a royalty structure where Teva will be responsible for all development and commercial costs in the U.S., and the Company would receive royalties on potential net sales, in addition to milestones. In either case, if the arrangement continues, Teva will be responsible for the conduct of all remaining development, including the Phase III program.

Under the equal sharing arrangement, the Company could receive up to $92,500,000 in U.S. and European development milestones and payments, including approximately $10,000,000 of contractual payments to be received during the first thirteen months after the commencement date. In the event of a conversion to the royalty structure, in addition to the $92,500,000 of milestones and payments, the Company could receive up to $50,000,000 in U.S.-based sales threshold milestones. For territories outside of the U.S., Teva will be responsible for all future development and commercialization, and the Company will receive milestones and royalties on net sales.

The Teva Agreement became effective in November 2008. The term will extend on a country-by-country basis from the effective date to the later of 12 years from first commercial sale or the last valid claim in a country in the territory. Teva may terminate the Teva Agreement (i) by giving notice within a certain time frame from the completion of the Phase IIb study (the “Next Trial”), and (ii) anytime with a specified advance notice, except no such termination will be effective until the completion of any ongoing clinical trial. If Teva terminates the Teva Agreement after a product is approved, the Company will pay Teva royalties on its revenues up to an aggregate of certain amounts expended by Teva on development and commercialization. Either party may terminate the Teva Agreement upon certain customary conditions of breach.

PRO 2000

Paligent, Inc.

In June 2000, the Company licensed exclusive, worldwide rights from Paligent, Inc. (formerly HeavenlyDoor.com and Procept, Inc.) to develop and market PRO 2000, in exchange for an up-front payment, future milestone payments, and royalties on net sales. In April 2003, the Company amended the terms of the PRO 2000 licensing agreement and purchased all rights to PRO 2000.

MRC

In July 2005, the Company entered into the Collaborative Research and Licensing Agreement with the MRC, an agency of the United Kingdom. In exchange for the right to have PRO 2000 included in the MRC’s approximately 10,000 person Phase III clinical trial studying the prevention of the transmission of HIV and other sexually-transmitted diseases to be conducted primarily in Africa and India and the right to use the results of this trial, the Company agreed to grant to the MRC a non-exclusive license to PRO 2000 solely for its use in the Phase III trial and also to supply, at no cost to the MRC, all PRO 2000 and placebo required for the Phase III trial. The MRC will be responsible for all other trial costs. Additionally, the Company agreed to make PRO 2000 available in developing countries with high need under a license agreement to be negotiated in good faith, or to supply to the MRC PRO 2000 to be distributed in these developing countries at its cost plus a markup pursuant to a supply agreement to be negotiated. The Company will pay the MRC a minimal royalty on sales of PRO 2000 in developed countries. The term of this agreement will extend to ten years from the date of first commercial sale in a developed country.

HYDRON POLYMER TECHNOLOGY

In November 1989, GP Strategies Corporation (“GP Strategies”), then known as National Patent Development Corporation, entered into an agreement (the “Hydron Agreement”) with Dento-Med Industries, Inc., now known as Hydron Technologies, Inc. In June 2000, Valera entered into a contribution agreement with GP Strategies, pursuant to which Valera acquired the assets of GP Strategies’ drug delivery business, including all intellectual property, the Hydron Agreement, and certain other agreements with The Population Council, Inc. and Shire US, Inc.

Pursuant to the Hydron Agreement, the Company has the exclusive right to manufacture, sell or distribute any prescription drug or medical device and certain other products made with the Hydron polymer, while Hydron Technologies was granted an exclusive, worldwide license to manufacture, market or use products composed of, or produced with the use of, the Hydron polymer in certain consumer and oral health fields. Neither party is prohibited from manufacturing, exploiting, using or transferring the rights to any new non-prescription drug product containing the Hydron polymer, subject to certain exceptions, for limited exclusivity periods. Subject to certain conditions and exceptions, the Company is obligated to supply certain types of Hydron polymers if Hydron Technologies elects to purchase them from the Company. In the event the Company withdraws from the business of manufacturing the Hydron polymer, the Company will assign all of its right and interest in the Hydron trademark to Hydron Technologies. The agreement continues indefinitely, unless terminated earlier by the parties. Each party may owe royalties up to 5% to the other party on certain products under certain conditions.

AMINOCANDIN

Sanofi-aventis

The Company licensed exclusive, worldwide rights to aminocandin from sanofi-aventis in April 2003 (the “Aminocandin Agreement”). In exchange for these rights and for sanofi-aventis’ inventory of aminocandin, the Company made an up-front payment to sanofi-aventis and is obligated to pay potential milestone payments and royalties on future sales. As of September 30, 2008, the Company has paid approximately $2,175,000 to sanofi-aventis pursuant to this agreement.

Novexel

In December 2006, the Company licensed its know-how related to aminocandin to Novexel (the “Novexel Agreement”) for an up-front payment and potential future development and sales milestones aggregating approximately $44,500,000 for injectable and oral formulations of the product, and royalties on net sales (the “Novexel Agreement”) and. sanofi-aventis assigned the Aminocandin Agreement to Novexel. Effective as of the date of the Novexel Agreement, the Company entered into a termination agreement with Novexel terminating the Aminocandin Agreement. Pursuant to the Novexel Agreement, Novexel now is responsible for all future development, manufacturing, marketing and financial obligations relating to aminocandin. The Novexel Agreement will terminate on a country-by-country basis, at the later of the last to expire Novexel patent relating to aminocandin existing as of the date of the agreement or ten years from the first commercial sale of the product. Either party may terminate the Novexel Agreement upon certain customary conditions of breach. Also, Novexel may terminate the agreement following certain notice periods, (a) upon the occurrence of a material adverse change relating to the compound or product, or (b) after the earlier of (i) the commencement of the first Phase II clinical trial for the compound or product, or (ii) fifteen months after the date of the agreement. As of September 30, 2008, the Company has received approximately $1,500,000 from Novexel pursuant to this agreement.

SARAFEM

Lilly

In June 1997, the Company entered into an agreement with Eli Lilly (“Lilly”), under which it sublicensed to Lilly exclusive, worldwide rights under a Massachusetts Institute of Technology (“MIT”) patent that was licensed exclusively by MIT to the Company and which is directed to the use of fluoxetine to treat certain conditions and symptoms associated with premenstrual syndrome (“PMS”). In July 2000, Lilly received approval for fluoxetine, which is marketed under the trade name Sarafem, to treat a severe form of PMS. The Company will receive royalties on net sales of Sarafem until the expiration of its patent related to Sarafem. In January 2003, Galen Holdings PLC acquired the sales and marketing rights to Sarafem from Lilly. Through September 30, 2008, the Company has received approximately $19,600,000 from Lilly and paid approximately $3,700,000 of this amount to MIT. Royalties ceased during fiscal 2008.

ALKS

Alkermes

In January 2007, the Company announced its joint collaboration with Alkermes for the development of ALKS 27, an inhaled formulation of trospium chloride for the treatment of COPD using Alkermes’ proprietary AIR® pulmonary delivery system. Pursuant to the collaboration agreement, the Company and Alkermes shared equally in all costs of the development and commercialization of ALKS 27 on a worldwide basis. Alkermes performed all formulation work and manufacturing. The Company conducted the clinical development program. This agreement will continue in effect until both parties have met to review the results of the feasibility study and decide whether to continue development and enter into a new collaboration agreement, seek a commercialization partner or terminate the agreement. Certain provisions apply if either one party does not wish to continue. Also, either party may terminate this agreement under certain customary conditions of breach.

In April 2008, the Company received from Alkermes, Inc. a letter purporting to terminate the Feasibility Agreement dated as of February 4, 2005 between the Company and Alkermes. The Company and Alkermes have been engaged in discussions with several third parties relating to the further development and commercialization of this product and with each other to provide for further development by the Company and Alkermes. The Company disputes Alkermes’ position that this agreement has terminated and intends to pursue vigorously its rights and remedies under this agreement and applicable law. The Company owns or has an exclusive license to various know-how, and owns the IND, relating to the product that has been under development by the Company and Alkermes. The Company also has certain rights to joint intellectual property.

Alkermes has agreed to submit to the dispute resolution procedures set forth in the Feasibility Agreement to reach a resolution of these contractual issues.

IP 751

Manhattan Pharmaceuticals

In June 2002, the Company licensed exclusive, worldwide rights to IP 751 from Manhattan Pharmaceuticals, Inc. (formerly known as Atlantic Technology Ventures, Inc.), (“Manhattan”), in exchange for an up-front licensing payment, potential development milestones, and royalty payments. In August 2003, the Company terminated the license and acquired from Manhattan all its intellectual property rights to IP 751 in exchange for a combination of cash and equity payments from us to Manhattan. In August 2003, the Company also entered into an agreement with Sumner Burstein, Ph.D., the owner of certain intellectual property rights related to IP 751 under which Dr. Burstein granted to it an exclusive, worldwide license to these rights in exchange for up-front milestone payments and other consideration totaling approximately $4,300,000, of which approximately $3,600,000 pertains to potential future milestone payments, as well as potential future royalty payments on product sales, if any. The term of the Burstein License continues in effect on a country-by-country basis until the date of the expiration of the last to expire Burstein patent in such country, subject to earlier termination by either party. In November 2008, the Company issued its notice of termination.

Cervelo Pharmaceuticals

In October 2007, the Company licensed its worldwide rights to IP 751 to Cervelo Pharmaceuticals, Inc. and received an upfront payment of $1,000,000. Cervelo is responsible for the development and marketing of IP 751. In November 2008, the Company issued its notice of termination.

R. Subsidiary

CPEC LLC is owned 65% by the Company and 35% by Aeolus Pharmaceuticals, Inc. (“Aeolus”) (formerly Incara Pharmaceuticals, Inc.) and was developing bucindolol, a nonselective beta-blocker for treatment of congestive heart failure. In October 2003, CPEC LLC licensed its bucindolol development and marketing rights to ARCA Discovery, Inc. (“ARCA”) in exchange for potential future milestone and royalty payments (the “ARCA Agreement”). In fiscal 2006, the Company amended its agreement with ARCA resulting in $1,266,000 of license fee revenue, $1,000,000 of which was received in cash. In fiscal 2008, CPEC LLC received from ARCA a $500,000 milestone related to ARCA’s filing of an NDA for bucindolol. As a result of the FDA’s acceptance of the bucindolol for filing, the Company incurred a liability of $750,000 to be paid in Indevus Common Stock to the original licensor to the Company of bucindolol. Aeolus is liable to Indevus for 55% of this liability which it may pay in the form of Aeolus common stock. If the bucindolol NDA is approved, the Company would have a similar liability that could range from $750,000 to $1,875,000 in value depending upon the price of Indevus Common Stock to be issued at the time the payment is due. CPEC LLC or ARCA may terminate the ARCA Agreement under certain customary conditions of breach. The accounts of CPEC LLC are included in the Company’s consolidated financial statements.

S. Liquidity

The Company is subject to risks common to companies in the specialty pharmaceutical industry including, but not limited to, development by its competitors of new technological innovations, dependence on key personnel, its ability to protect proprietary technology, reliance on corporate collaborators and licensors to successfully research, develop and commercialize products based on the Company’s technologies, its ability to comply with FDA government regulations and approval requirements, its ability to grow its business and its ability to obtain adequate financing to fund its current and planned operations. The Company expects to continue to incur substantial expenditures for the development, commercialization and marketing of its products. In addition, the Company’s Convertible Notes—2009 of $71,925,000 will become due in July 2009. The Company believes its current and expected cash resources are sufficient to fund its operations through approximately the first calendar quarter of 2010. The Company will need to obtain additional funding through public or private equity or debt financings, collaborative or other arrangements with third parties or through other sources of financing. There can be no assurance that such funds will be available to the Company. The failure to raise such funds would result in the need to significantly curtail the Company’s operating activities and delay development efforts, which would have a material adverse effect on the Company.

T. Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2008
Total revenues	$16,398,000	$17,643,000	$20,419,000	$23,331,000

Net loss	(14,703,000)	(17,906,000)	(18,964,000)	(13,978,000)

Net loss per common share, basic and diluted	$(0.19)	$(0.23)	$(0.25)	$(0.18)

Fiscal 2007
Total revenues	$13,151,000	$11,224,000	$12,225,000	$29,467,000

Net loss	(10,299,000)	(12,439,000)	(72,335,000)	(8,753,000)

Net loss per common share, basic and diluted	$(0.18)	$(0.22)	$(1.02)	$(0.12)